Exhibit 96.1

Submitted by: WWC Engineering 1849 Terra Avenue Sheridan, WY 82801

Contents

1.0	EXECUTIVE SUMMARY	1-1
1.1	Property Description	1-1
1.2	Ownership	1-2
1.3	Geology and Mineralization	1-2
1.4	Exploration Status	1-2
1.5	Development and Operations	1-3
1.6	Mineral Resource Estimates	1-3
1.7	Permitting Requirements	1-3
1.8	QP Conclusion and Recommendations	1-3

2.0	INTRODUCTION	2-1
2.1	Registrant/Issuer of Report	2-1
2.2	Terms of Reference	2-1
2.3	Data Sources, Units of Measurement and Abbreviations	2-1
2.4	Personal Inspection	2-1
2.4.1	QP Qualifications	2-1
2.5	Previous Technical Report Summaries	2-2

3.0	PROPERTY DESCRIPTION	3-1
3.1	Location, Description, Leases and Mineral Rights	3-1
3.1.1	Allemand-Ross	3-7
3.1.2	Barge	3-7
3.1.3	Charlie	3-8
3.1.4	Christensen Ranch	3-8
3.1.5	Clarkson Hill	3-8
3.1.6	Irigaray	3-9
3.1.7	Jab/West Jab	3-9
3.1.8	Ludeman	3-9
3.1.9	Moore Ranch	3-10
3.1.10	Nine Mile	3-10
3.1.11	Red Rim	3-11
3.1.12	Reno Creek	3-11
3.2	Encumbrances	3-12
3.3	Property Risk Factors	3-13
3.4	Royalties (Confidential)	3-15

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	4-1
4.1	Physical Setting	4-1
4.1.1	Powder River Basin	4-1
4.1.2	Greater Green River Basin	4-1
4.1.3	Wind River Basin	4-2
4.2	Accessibility and Local Resources	4-3
4.3	Availability of Infrastructure	4-4

5.0	HISTORY	5-1

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	6-1
6.1	Regional Geology	6-1
6.1.1	Powder River Basin	6-1
6.1.2	Greater Green River Basin	6-8

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September 2022

6.1.3	Wind River Basin	6-9
6.2	Local Geology	6-18
6.2.1	Powder River Basin	6-18
6.2.2	Greater Green River Basin	6-20
6.2.3	Wind River Basin	6-21
6.3	Mineralization and Deposit Type	6-21

7.0	EXPLORATION	7-1
7.1	Drilling Programs	7-1
7.2	Hydrogeologic Information	7-8
7.3	Geotechnical Information	7-11

8.0	SAMPLE PREPARATION, ANALYSES AND SECURITY	8-1
8.1	Typical and Standard Industry Methods	8-1
8.2	QP Opinion on Sample Preparation, Security and Analytical Procedures	8-3

9.0	DATA VERIFICATION	9-1
9.1	Summary	9-1
9.2	Exploration Potential	9-5
9.2.1	Charlie Project Area	9-5
9.2.2	Jab/West Jab	9-6
9.3	Limitations	9-7
9.4	QP Opinion on Data Adequacy	9-7

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	10-1
10.1	Summary of Properties	10-1
10.2	QP Opinion on Data Adequacy	10-3

11.0	MINERAL RESOURCE ESTIMATES	11-1
11.1	Mineral Resource Assumptions and Parameters Applied to Each Project Area	11-1
11.1.1	Reasonable Prospects of Economic Extraction	11-1
11.1.2	Confidence Classification of Mineral Resource Estimates	11-3
11.2	Site-by-Site Summaries	11-4
11.3	Uncertainties (Factors) That May Affect the Mineral Resource Estimate	11-9
11.4	QP Opinion on the Mineral Resource Estimate	11-10

12.0	MINERAL RESERVE ESTIMATES	12-1

13.0	MINING METHODS	13-1

14.0	PROCESSING AND RECOVERY METHODS	14-1

15.0	INFRASTRUCTURE	15-1

16.0	MARKET STUDIES	16-1

17.0	ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1

18.0	CAPITAL AND OPERATING COSTS	18-1

19.0	ECONOMIC ANALYSIS	19-1

20.0	ADJACENT PROPERTIES	20-1

21.0	OTHER RELEVANT DATA AND INFORMATION	21-1

22.0	INTERPRETATION AND CONCLUSIONS	22-1

September 2022

22.1	Conclusions	22-1
22.2	Risks and Opportunities	22-1

23.0	RECOMMENDATIONS	23-1

24.0	REFERENCES	24-1

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1

26.0	DATE AND SIGNATURE PAGE	26-1

Tables

Table 1-1:	Wyoming ISR Hub and Spoke Project Areas	1-1
Table 3-1:	Property Description Summary	3-5
Table 3-2:	Project Area Permitting Status	3-12
Table 5-1:	Past Operations Summary	5-2
Table 7-1:	Project Area Drilling Programs Summary	7-2
Table 7-2:	Extent of Project Area Hydrogeologic Investigations	7-9
Table 9‑1:	Project Exploration Potential	9-6
Table 10-1.	Project Area Mineral Processing and Metallurgical Testing Summary	10-1
Table 11‑1:	Methods, Parameters and Cutoffs by Project Area	11-2
Table 11-2:	UxC Q4 2021 Uranium Price Forecast ($/lb U3O8)	11-3
Table 11-3:	Resource Classification Criteria by Project Area	11-4
Table 11‑4:	Project Area Measured and Indicated Resources Summary	11-6
Table 11‑5:	Project Area Inferred Resources Summary	11-8
Table 20-1:	Significant Uranium Projects in the Powder River, Wind River and Greater Green River Basins	20-1

Figures

Figure 3‑1:	General Location Map	3-2
Figure 3‑2:	Powder River Basin and Wind River Basin Projects Location Map	3-3
Figure 3‑3:	Greater Green River Basin Projects Location Map	3-4
Figure 6‑1:	Upper PRB Stratigraphic Column	6-3
Figure 6-2:	Nine Mile Project Area Stratigraphic Column and Cross Section A-A’	6-4
Figure 6‑3:	PRB Projects Cross-Section Location Map	6-5
Figure 6‑3a:	PRB Projects Cross-Sections B-B’ and C-C’	6-6
Figure 6‑3b:	PRB Projects Cross-Sections C-C’ and D-D’	6-7
Figure 6‑4:	GGRB Stratigraphy and Sedimentary Relationships	6-10
Figure 6‑5:	Jab/West Jab Project Area Cross-Section Location Map	6-11
Figure 6‑5a:	Jab/West Jab Project Area Cross-Section	6-12
Figure 6‑6:	Red Rim Project Area Cross-Section Location Map	6-13
Figure 6‑6a:	Red Rim Project Area Cross-Section	6-14
Figure 6‑7:	Wind River Basin Stratigraphic Column	6-15
Figure 6‑8:	Clarkson Hill Project Area Cross-Section Location Map	6-16
Figure 6‑8a:	Clarkson Hill Project Area Cross-Section	6-17

September 2022

Figure 7-1:	Drill Hole Map for the Charlie, Christensen Ranch, Irigaray, Moore Ranch and Reno Creek Project Areas	7-3
Figure 7‑2:	Drill Hole Map for the Allemand-Ross, Barge and Ludeman Project Areas	7-4
Figure 7‑3:	Drill Hole Map for the Clarkson Hill and Nine Mile Project Areas	7-5
Figure 7‑4:	Drill Hole Map for the Jab/West Jab Project Area	7-6
Figure 7-5:	Drill Hole Map for the Red Rim Project Area	7-7

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September 2022

1.0	EXECUTIVE SUMMARY

This independent Technical Report Summary (TRS) for the Wyoming In-Situ Recovery (ISR) Hub and Spoke Project (the Project) has been prepared for Uranium Energy Corporation (UEC) under the supervision of Western Water Consultants, Inc., d/b/a WWC Engineering (WWC), pursuant to Regulation S-K Subpart 1300, “Modernization of Property Disclosures for Mining Registrants” (S‑K 1300). This TRS identifies and summarizes the scientific and technical information and conclusions reached concerning the Initial Assessment (IA) to support disclosure of mineral resources on the Project. The objective of this TRS is to disclose the mineral resources on the Project.

1.1	Property Description

The Project consists of 12 project areas as shown in Table 1-1.

Table 1-1:	Wyoming ISR Hub and Spoke Project Areas

Project Area	County	Structural Basin	Site Visit Date
Allemand-Ross	Converse	Powder River	3/27/2019
Barge	Converse	Powder River	Inaccessible
Charlie	Johnson	Powder River	6/28/2022
Christensen Ranch	Johnson/Campbell	Powder River	2/16/2022
Clarkson Hill	Natrona	Wind River	7/15/2022
Irigaray	Johnson	Powder River	2/16/2022
Jab/West Jab	Sweetwater/Fremont	Greater Green River	1/28/2022
Ludeman	Converse	Powder River	10/18/2018
Moore Ranch	Campbell	Powder River	12/27/2021
Nine Mile	Natrona	Powder River	5/23/2022
Red Rim	Carbon	Greater Green River	6/29/2022
Reno Creek	Campbell	Powder River	12/27/2021

Mineral rights for the Project are a combination of federally administered minerals (unpatented lode claims), State of Wyoming mineral leases and private (fee) mineral leases. Federal mining claims were staked and recorded consistent with federal and state law, state mineral leases were obtained by submitting a lease application and appropriate fee to the State Board of Land Commissioners and fee mineral leases were obtained through negotiation with individual mineral owners. Chapter 3 summarizes the different mineral leases and claims for each project area, and the annual maintenance cost.

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September 2022

1.2	Ownership

This Project is owned and operated by UEC. UEC has executed fee mineral leases with landowners who hold mineral ownership within and outside the various project boundaries. UEC also holds unpatented Bureau of Land Management (BLM) lode claims and leases on Wyoming state land on the various project areas.

1.3	Geology and Mineralization

The Allemand-Ross, Barge, Charlie, Christensen Ranch, Irigaray, Ludeman, Moore Ranch, Nine Mile and Reno Creek project areas reside in the Powder River Basin (PRB). The PRB is a structural basin that extends over much of northeastern Wyoming and southeastern Montana and consists of a large north-northwest trending asymmetric syncline. The basin is bounded by the Big Horn Mountains on the west and Casper Arch to the southwest, the Black Hills to the east and the Hartville Uplift and Laramie Mountains to the south. The PRB is filled with marine, non-marine and continental sediments ranging in age from early Paleozoic through Cenozoic.

The Jab/West Jab and Red Rim project areas are located within the northeastern portion of the Greater Green River Basin (GGRB). The GGRB is a structural basin that extends over southwestern Wyoming and northwestern Colorado and is divided by the Rock Springs Uplift, a north-south trending anticline. The basin is bounded by the Wyoming thrust belt to the west, the Rawlins Uplift and the Sierra Madre Mountains to the east, the Wind River Mountains to the north and the Uinta Mountains to the south. The GGRB contains up to 25,000 ft of Cretaceous to recent sedimentary rocks.

The Clarkson Hill project area is located in the eastern portion of the Wind River Basin (WRB). The WRB is a structural basin in west-central Wyoming. The basin is bounded by the Wind River Range to the west, the Casper Arch to the east, the Owl Creek Mountains to the north and the Granite Mountains to the south. The WRB is filled with marine, lacustrine and fluvial sediments ranging in age from Paleozoic to Cenozoic.

Uranium mineralization at the Project is typical of Wyoming roll-front sandstone deposits. The formation of roll-front deposits is largely a groundwater process that occurs when uranium-rich, oxygenated groundwater interacts with a reducing environment in the subsurface and precipitates uranium. The most favorable host rocks for roll-fronts are permeable sandstones with large aquifer systems. Interbedded mudstone, claystone and siltstone are often present and aid in the formation process by focusing groundwater flow.

1.4	Exploration Status

To date, UEC holds data from approximately 51,780 drill holes and core holes that have been drilled by previous uranium exploration companies on and nearby the 12 project areas held by UEC. Data from the drilling, including survey coordinates, collar elevations, depths and grade of uranium intercepts, have been incorporated into UEC’s database.

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September 2022

1.5	Development and Operations

Summary capital and operating cost estimates are not included with this TRS, because UEC is reporting the results of an IA without economic analysis. No construction has taken place on the Project during UEC’s ownership.

1.6	Mineral Resource Estimates

Cautionary Statement:

This TRS is preliminary in nature and includes mineral resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There is increased risk and uncertainty to commencing and conducting production without established mineral reserves, which may result in economic and technical failure and may adversely impact future profitability.

The in-place resources were estimated separately for each area in the Project. The Project contains a measured resource of 23.90 million lbs and an indicated resource of 42.30 million lbs of U3O8 in-place. The Project contains 15.05 million lbs of inferred mineral resources in-place.

1.7	Permitting Requirements

The Irigaray Central Processing Plant (CPP) is fully permitted. The Christensen Ranch, Ludeman and Moore Ranch project areas are fully permitted for ISR operations through both the Wyoming Department of Environmental Quality/Land Quality Division (WDEQ/LQD) and BLM as appropriate. Portions of the Irigaray and Reno Creek project areas are also permitted for ISR operations.

The Allemand-Ross, Barge, Charlie, Clarkson Hill, Jab/West Jab, Nine Mile and Red Rim project areas are not permitted. Portions of the Reno Creek project area and the majority of the Irigaray project area are also not permitted for ISR operations.

1.8	QP Conclusion and Recommendations

Key conclusions and recommendations from WWC, a third-party firm, which employs professionals meeting the definition of “qualified person” (QP) set out in S-K 1300, are as follows:

•	The QP considers the scale and quality of the mineral resources at the Project to indicate favorable conditions for future extraction.
•

UEC should develop a Preliminary Feasibility Study for the Project; obtain required regulatory authorizations required to mine at the Bing, Moore and Pine Tree resource areas and the Allemand-Ross, Barge, Clarkson Hill, Charlie, Jab/West Jab, Nine Mile and Red Rim project areas; and continue to maintain mining claims and mineral leases along with surface use agreements to accommodate future oil and gas drilling and Project development.

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September 2022

•

UEC should advance the baseline studies necessary to obtain regulatory authorizations required to mine at the Allemand-Ross, Barge, Clarkson Hill, Charlie, Jab/West Jab, Nine Mile, Red Rim and portions of the Reno Creek project areas as the resources become necessary to provide material to the Irigaray CPP.

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1-4
September 2022

2.0	INTRODUCTION

2.1	Registrant/Issuer of Report

This TRS was prepared for UEC to report the results of an IA and describe the Project. The Project includes the 12 project areas shown in Table 1-1.

The Irigaray CPP, located at the Irigaray project area, will serve as the “hub” of the Project, with the other project areas serving as satellite ISR mining facilities, or the “spokes.” For the purposes of this TRS, the satellite facilities are considered material to the Irigaray CPP.

UEC is incorporated in the State of Nevada, with principal offices located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas 78401, and at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada V6E 2Y3.

2.2	Terms of Reference

The Project includes the 12 project areas shown in Table 1-1. The Project is owned and operated by UEC. This TRS has been prepared for UEC to report mineral resources for the Project.

2.3	Data Sources, Units of Measurement and Abbreviations

The information and data presented in this TRS were gathered from various sources listed in Chapters 24 and 25 of this TRS.

Data sources for the estimation of uranium mineral resources for the Project include 51,780 drill holes and core holes, including survey coordinates, collar elevations, depths and grade of uranium intercepts.

Units of measurement unless otherwise indicated are feet (ft), miles, acres, pounds (lbs), short tons (2,000 lbs), grams (g), milligrams (mg), liters (L), parts per million (ppm) and gallons per minute (gpm). Uranium production is expressed as pounds U3O8, the standard market unit. ISR refers to in-situ recovery, sometimes also termed in-situ leach (ISL). Unless otherwise indicated, all references to dollars ($) refer to United States currency.

2.4	Personal Inspection

WWC professionals most recently visited the project areas on the dates shown in Table 1-1. Additionally, a professional employed by WWC worked at the facilities for over four years in the late 1990s when Christensen Ranch was operated by COGEMA Resources, Inc. (COGEMA). WWC professionals were unable to inspect the Barge project area due to surface access limitations.

2.4.1	QP Qualifications

Completion of this TRS was under the direction and supervision of WWC. WWC is a third-party QP as defined by Regulation S-K 1300. Additionally, WWC has approved the technical disclosure contained in this TRS.

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September 2022

2.5	Previous Technical Report Summaries

UEC previously filed a TRS for the Reno Creek Project titled “S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project, Campbell County, WY USA,” which was current on December 31, 2021.

On March 31, 2022, UEC filed a TRS for the Wyoming Assets ISR Hub and Spoke Project titled “S-K 1300 Mineral Resource Report Wyoming Assets ISR Hub and Spoke Project, WY USA,” which was current on December 31, 2021. This report represents an update to the March 31, 2022 TRS, adding the Charlie, Clarkson Hill, Nine Mile and Red Rim project areas to the Project.

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September 2022

3.0	PROPERTY DESCRIPTION

3.1	Location, Description, Leases and Mineral Rights

The Project is located in Wyoming, USA, and includes the 12 project areas shown in Table 1-1. The Irigaray CPP will serve as the “hub” of the Project, with the other project areas serving as satellite ISR mining facilities, or the “spokes.” The project area locations are shown in Figures 3-1 through 3-3. Each project area is described in detail in Chapters 3.1.1 through 3.1.12.

Mineral rights for the Project are a combination of federally administered minerals (unpatented lode claims), State of Wyoming mineral leases and private (fee) mineral leases. Federal mining claims were staked and recorded consistent with federal and state law, state mineral leases were obtained by submitting a lease application and appropriate fee to the State Board of Land Commissioners and fee mineral leases were obtained through negotiation with individual mineral owners. State surface and mineral leases can be extended in perpetuity, provided that annual payments and/or production royalty payments are current. If the terms of the lease are not fulfilled and/or the lease is not renewed, the State of Wyoming may revoke or terminate the lease. Table 3-1 summarizes the different mineral leases or claims for each project area, expiration dates, if applicable, and the annual maintenance costs.

State mineral leases have a 5% gross royalty attached. No royalties are due to the federal government from mining on lode claims. The claims will remain under UEC’s ownership and control, provided that UEC adheres to required BLM annual filing and payment requirements. Legal surveys of unpatented claims are not required and to the QP’s knowledge have not been completed. Fee minerals have varying royalty rates and calculations, depending on the agreements negotiated with individual mineral owners. In addition, surface use and access agreements may include a production royalty, depending on agreements negotiated with individual surface owners at various levels. UEC’s average combined mineral plus surface production royalty applicable to the Project is variable, based upon the selling price of U3O8.

Surface ownership at the Project consists of predominantly agricultural fee lands, lands owned by the State of Wyoming and federally owned lands administered by the BLM. As part of the Wyoming mine permitting process, the company must have obtained surface access to conduct baseline data acquisition and must demonstrate surface owner consent to the mine and reclamation plans. On the project areas that are currently permitted, UEC has surface use agreements in place with the private landowners and, as necessary, the state and federal authorities have approved of the mine and reclamation plans. UEC has or will obtain surface use agreements with landowners and, as necessary, will obtain state and federal approval of the mine and reclamation plans before a mine permit is issued. Obtaining surface access rights is a standard process in mine permitting, and the QP does not anticipate that obtaining these rights presents a significant risk to UEC’s ability to perform work on the Project as a whole. Chapters 3.2 and 3.3 discuss specific project areas in detail.

The QP has not verified the claims within the various project areas or how the claims are mapped or plotted. The QP has relied on information provided by UEC with regard to royalty rates and has not independently verified royalty agreements, rates or surface use and access agreements.

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September 2022

Figure 3‑1:	General Location Map

3-2
September 2022

Figure 3‑2:	Powder River Basin and Wind River Basin Projects Location Map

3-3
September 2022

Figure 3‑3:	Greater Green River Basin Projects Location Map

3-4
September 2022

Table 3-1:	Property Description Summary

Project Area	State of Wyoming Leases	Expiration Date	Fee Mineral Leases	Expiration Date	Federal Lode Mining Claims	Expiration Date	Total
Allemand-Ross
Acreage	318	Annual	2,773.9	March 2025 through Jan. 2029 (Variable)	8,518.2	Annual	11,610.1
Leases/Claims	2		7		452		461
Total Annual Cost	$683		Confidential		$74,580		$75,263
Barge
Acreage	640	Annual	0	N/A	6,374.2	Annual	7,014.2
Leases/Claims	1		0		342		343
Total Annual Cost	$1,920		$0		$56,430		$58,350
Charlie
Acreage	720	6/1/2026	0	N/A	0	N/A	720
Leases/Claims	1		0		0		1
Total Annual Cost	$2,880		$0		$0		$2,880
Christensen Ranch
Acreage	1,280	Annual	720	Annual	5,140	Annual	7,140
Leases/Claims	1		1		257		259
Total Annual Cost	$5,120		Confidential		$42,405		$47,525
Clarkson Hill
Acreage	0	N/A	0	N/A	500	Annual	500
Leases/Claims	0		0		25		25
Total Annual Cost	$0		$0		$4,125		$4,125
Irigaray
Acreage	480	Annual	0	N/A	1,640	Annual	2,120
Leases/Claims	2		0		82		84
Total Annual Cost	$1,600		$0		$13,530		$15,130
Jab/West Jab
Acreage	960	Annual	0	N/A	4,483.4	Annual	5,443.4
Leases/Claims	3		0		217		220
Total Annual Cost	$2,880		$0		$35,805		$38,685
Ludeman
Acreage	1,440	Annual	1,741.9	Sept. 2026 and Jan. 2029	17,586.1	Annual	20,768
Leases/Claims	4	Annual	2		746	Annual	752
Total Annual Cost	$4,320		Confidential		$123,090		$127,410

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September 2022

Table 3-1:	Property Description Summary (Continued)

Project Area	State of Wyoming Leases	Expiration Date	Fee Mineral Leases	Expiration Date	Federal Lode Mining Claims	Expiration Date	Total
Moore Ranch
Acreage	1,200	Annual	1,740	Aug. 2025 through Feb. 2029 (Variable)	1,754.1	Annual	4,694.1
Leases/Claims	2		5		86		93
Total Annual Cost	$3,600		Confidential		$14,190		$17,790
Nine Mile
Acreage	1,280	2024 & 2025	1,258.6	Oct. 2025 and Aug. 2026	3,800	Annual	6,339
Leases/Claims	2		2		190		194
Total Annual Cost	$2,560		Confidential		$31,350		$33,910
Red Rim
Acreage	0	N/A	0	N/A	1,000	Annual	1,000
Leases/Claims	0		0		49		49
Total Annual Cost	$0		$0		$8,085		$8,085
Reno Creek
Acreage	3,200	Annual	4,583	Annual	10,980	Annual	18,763
Leases/Claims	4		36		549		589
Total Annual Cost	$9,600		Confidential		$90,585		$100,185
Project Totals	State of Wyoming Leases		Fee Mineral Leases		Federal Lode Mining Claims		Total
Acreage	11,518		12,817		61,776		86,111
Leases/Claims	22		53		2,995		3,070
Annual Cost	35,163		Confidential		494,175		529,338

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September 2022

3.1.1	Allemand-Ross

The Allemand-Ross project area was previously divided into north and south areas, with North Allemand-Ross historically called the Sand Draw Property and South Allemand-Ross called the North Bear Creek Property. This designation is not utilized by UEC as both areas are now within UEC’s Allemand-Ross project area.

The Allemand-Ross project area is in the PRB in Converse County (Figure 3-2). The Allemand-Ross project area covers all or portions of 21 sections in four townships with legal descriptions as follows:

●	T39N R75W – All of Section 24 and portions of Sections 12, 13 and 25

●	T39N R74W – All of Sections 7, 18, 19, 29, 30, 31 and 32 and portions of Sections 17, 20 and 33

●	T38N R75W – Portions of Section 12

●	T38N R74W – All of Sections 4, 5, 8 and 9 and portions of Sections 6 and 7

The Allemand-Ross project area is located approximately 40 air miles northeast of Casper, Wyoming, and is primarily on private surface land with some areas of federal (BLM) or state managed land.

UEC’s mineral holdings in the Allemand-Ross project area include two State of Wyoming uranium leases (318 acres), 452 unpatented lode claims on federally administered minerals (8,518.2 acres) and seven fee (private) mineral leases (2,773.9 acres). These mineral holdings comprise 11,610.1 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

3.1.2	Barge

The Barge project area is in the PRB in Converse County (Figure 3-2). The Barge project area covers all or portions of 18 sections in three townships with legal descriptions as follows:

●	T38N R72W – All of Sections 16, 17 and 18 and portions of Sections 7 and 19

●	T38N R73W – All of Sections 2, 3, 10, 11, 12, 13, 14 and 15 and portions of Sections 22, 23 and 24

●	T39N R73W – All of Sections 35 and 36

The Barge project area is located approximately 50 air miles northeast of Casper, Wyoming, and is primarily on private surface land with some areas of federal (BLM) or state managed land.

UEC’s mineral holdings in the Barge project area include one State of Wyoming uranium lease (640 acres) and 342 unpatented lode claims on federally administered minerals (6,374.2 acres). These mineral holdings comprise 7,014.2 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for the lease and all claims are up to date as of the effective date of this TRS.

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September 2022

3.1.3	Charlie

The Charlie project area is in the PRB in Johnson County (Figure 3-2). It is surrounded by the Christensen Ranch project area. The Charlie project area covers all or portions of two sections in one township with legal description as follows:

●	T45N R77W – All of Section 36 and portions of Section 25

The Charlie project area is located approximately 70 air miles north of Casper, Wyoming, and is on private surface land.

UEC’s mineral holdings in the Charlie project area include one State of Wyoming uranium lease (720 acres). Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for the lease are up to date as of the effective date of this TRS.

3.1.4	Christensen Ranch

The Christensen Ranch project area is in the PRB in Johnson and Campbell counties (Figure 3‑2). The Christensen Ranch project area is adjacent to the Irigaray project area and surrounds the Charlie project area. The Christensen Ranch project area covers all or portions of 30 sections in 4 townships with legal descriptions as follows:

●	T45N R77W – Portions of Sections 24, 25, 24, 35 and 36

●	T45N R76W – All of Sections 30 and 31 and portions of Sections 19, 32 and 33

●	T44N R77W – All of Sections 1, 2 and 3 and portions of Sections 10, 11 and 12

●	T44N R76W – All of Sections 4, 5, 6, 7, 8, 9, 16, 17, 18, 19, 20 and 21 and portions of Sections 3 and 10

The Christensen Ranch project area is approximately 70 air miles north of Casper, Wyoming, and is primarily on private surface land with some areas of federal (BLM) managed land.

UEC’s mineral holdings in the Christensen Ranch project area include one State of Wyoming uranium lease (1,280 acres), 257 unpatented lode claims on federally administered minerals (5,140 acres) and one fee (private) mineral lease (720 acres). These mineral holdings comprise 7,140 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

3.1.5	Clarkson Hill

The Clarkson Hill project area is in the WRB in Natrona County (Figure 3-2). The Clarkson Hill project area covers portions of three sections in one township with legal description as follows:

●	T31N R82W – Portions of Sections 7, 17 and 18

The Clarkson Hill project area is located approximately 20 air miles southwest of Casper, Wyoming, and is on private surface land and federal (BLM) managed land.

UEC’s mineral holdings in the Clarkson Hill project area include 25 unpatented lode claims on federally administered minerals (500 acres). Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all claims are up to date as of the effective date of this TRS.

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September 2022

3.1.6	Irigaray

The Irigaray project area is in the PRB in Johnson County (Figure 3-2). The Irigaray CPP, located at the Irigaray project area, will serve as the Project hub. The Irigaray project area covers portions of 12 sections in two townships with legal descriptions as follows:

●	T46N R77W – Portions of Section 29 and 32

●	T45N R77W – Portions of Sections 4, 5, 8, 9, 16, 21, 27, 28, 33 and 34

The Irigaray project area is located approximately 70 air miles north of Casper, Wyoming, and is primarily on private surface land and federal (BLM) managed land, with a portion located on one section of state managed land.

UEC’s mineral holdings in the Irigaray project area include two State of Wyoming uranium leases (480 acres) and 82 unpatented lode claims on federally administered minerals (1,640 acres). These mineral holdings comprise 2,120 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

3.1.7	Jab/West Jab

The Jab/West Jab project area is in the GGRB in Sweetwater and Fremont counties (Figure 3‑3). The Jab/West Jab project area consists of two separate areas separated by less than two miles. Jab is located entirely in Sweetwater County and covers all or portions of 11 sections in one township as follows:

●	T26N R94W – All of Sections 16 and 21 and portions of Sections 8, 9, 10, 13, 14, 15, 17, 20 and 22

West Jab is located in both Sweetwater and Fremont counties and covers all or portions of 11 sections in four townships with legal descriptions as follows:

●	T27N R95W – All of Section 36 and portions of Sections 25, 26 and 35

●	T27N R94W – Portions of Sections 30 and 31

●	T26N R95W – Portions of Sections 1, 2, 11 and 12

●	T26N R94W – Portions of Section 6

The Jab/West Jab project area is located approximately 55 air miles northwest of Rawlins, Wyoming, and is on federal (BLM) and state managed land.

UEC’s mineral holdings in the Jab/West Jab project area include three State of Wyoming uranium leases (960 acres) and 217 unpatented lode claims on federally administered minerals (4,483.4 acres). These mineral holdings comprise 5,443.4 acres. Annual holding costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

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September 2022

3.1.8	Ludeman

The Ludeman project area is in the PRB in Converse County (Figure 3-2). The Ludeman project area covers all or portions of 39 sections in four townships with legal descriptions as follows:

●	T34N R74W – All of Sections 12, 13, 14, 23 and 24 and portions of Section 22

●	T34N R73W – All of Sections 3, 4, 5, 7, 8, 9, 10, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 34 and 35 and portions of Sections 2, 6, 11, 24, 25, 28 and 36

●	T34N R72W – Portions of Sections 19 and 30

●	T33N R73W – Portions of Sections 1, 2 and 3

The Ludeman project area is located approximately 30 air miles east of Casper, Wyoming, and is primarily on private surface land with some areas of federal (BLM) or state managed land.

UEC’s mineral holdings in the Ludeman project area include four State of Wyoming uranium leases (1,440 acres), 746 unpatented lode claims on federally administered minerals (17,586.1 acres) and two fee (private) mineral leases (1,741.9 acres). These mineral holdings comprise 20,768 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

3.1.9	Moore Ranch

The Moore Ranch project area is in the PRB in Campbell County (Figure 3-2). The Moore Ranch project area covers all or portions of 16 sections in three townships with legal descriptions as follows:

●	T42N R75W – All of Sections 26, 27, 33, 34, 35 and 36 and portions of Sections 25 and 28

●	T42N R74W – Portions of Sections 30 and 31

●	T41N R75W – All of Sections 2, 3 and 4 and portions of Sections 1, 9 and 10

The Moore Ranch project area is located approximately 55 air miles northeast of Casper, Wyoming, and is primarily on private surface land with some areas of state managed land.

UEC’s mineral holdings within the Moore Ranch project area include two State of Wyoming uranium leases (1,200 acres), 86 unpatented lode claims on federally administered minerals (1,754.1 acres) and five fee (private) mineral leases (1,740 acres). These mineral holdings comprise 4,694.1 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

3.1.10	Nine Mile

The Nine Mile project area is in the PRB in Natrona County (Figure 3-2). The Nine Mile project area covers all or portions of 22 sections in three townships with legal descriptions as follows:

●	T36N R80W – All of Section 36

●	T35N R79W – Portions of Sections 6, 7, 8, 9, 10, 14, 16, 17, 20, 21, 22, 26, 27, 28, 29, 32, 33 and 34

●	T34N R79W – All of Section 3 and portions of Sections 4 and 10

The Nine Mile project area is located approximately 1.5 miles north of Casper, Wyoming, and is on private surface land and state managed land.

UEC’s mineral holdings in the Nine Mile project area include two State of Wyoming uranium leases (1,280 acres), 190 unpatented lode claims on federally administered minerals (3,800 acres) and two fee (private) mineral leases (1,258.6 acres). These mineral holdings comprise 6,339 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

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September 2022

3.1.11	Red Rim

The Red Rim project area is in the GGRB in Carbon County (Figure 3-3). The Red Rim project area covers all or portions of four sections in two townships with legal descriptions as follows:

●	T19N R90W – Portions of Sections 6, 8 and 18

●	T19N R91W - Portions of Section 12

The Red Rim project area is located approximately 20 air miles southwest of Rawlins, Wyoming, and is on federal (BLM) managed land.

UEC’s mineral holdings in the Red Rim project area include 49 unpatented federal mining lode claims (1,000 acres). Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all claims are up to date as of the effective date of this TRS.

3.1.12	Reno Creek

The Reno Creek project area includes the Bing, Moore, North Reno Creek, Pine Tree and Southwest Reno Creek resource areas. The North Reno Creek and Southwest Reno Creek resource areas are contiguous, consolidated and fully permitted for mining by ISR methods. The Bing, Moore and Pine Tree resource areas are within about five miles of the permitted areas and have not been permitted.

The Reno Creek project area is in the PRB in Campbell County (Figure 3-2). The Reno Creek project area covers all or portions of 45 sections in six townships with legal descriptions as follows:

●	T44N R75W – All of Section 36

●	T44N R74W – Portions of Sections 26, 34 and 35

●	T43N R74W – All of Sections 3, 9, 16, 17 and 36 and portions of Sections 2, 4, 7, 10, 18, 20, 26, 30, 31, 32, 34 and 35

●	T43N R73W – All of Sections 27, 28, 31 and 34 and portions of Sections 21, 22, 29, 30, 32, 33 and 35

●	T42N R74W – All of Sections 1, 12 and 16 and portions of Sections 2, 3, 6, 7, 17 and 20

●	T42N R73W – All of Sections 6 and 16 and portions of Sections 7 and 10

The Reno Creek project area is located approximately 10 air miles southwest of the town of Wright and is primarily on private surface land and state managed land. UEC owns approximately 40 acres of surface land in the Reno Creek project area for a future satellite facility.

UEC’s mineral holdings in the Reno Creek project area include four State of Wyoming uranium leases (3,200 acres), 549 unpatented lode claims on federally administered minerals (10,980 acres) and 36 fee (private) mineral leases (4,583 acres). These mineral holdings comprise 18,763 acres. Annual costs are shown in Table 3-1. UEC has indicated to the QP that payments for all leases and claims are up to date as of the effective date of this TRS.

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September 2022

3.2	Encumbrances

To the QP’s knowledge, there are no unusual encumbrances to the project areas. However, there are general regulatory and permitting requirements, depending on the specific project area. The permitting status of each project area is shown in Table 3-2.

Table 3-2:	Project Area Permitting Status

Project Area	Permitted	Not Permitted	Notes
Allemand-Ross		✔
Barge		✔
Charlie		✔

May be able to be incorporated into Christensen Ranch with a permit modification. Active surface mining permit (acquired by Cotter Corporation (Cotter) in 1979). Cotter sought conversion to ISR in 2014, but the process has not been completed.

Christensen Ranch	✔
Clarkson Hill		✔
Irigaray	Irigaray CPP	✔	Permitting for the majority of the ISR areas is still required.
Jab/West Jab		✔	Permit application submitted in 2008 but withdrawn.
Ludeman	✔
Moore Ranch	✔
Nine Mile		✔	Near existing residential development. Land surface includes residential subdivision and is a risk factor for project permitting.
Red Rim		✔
Reno Creek	North Reno Creek and Southwest Reno Creek resource areas	Bing, Moore and Pine Tree resource areas

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September 2022

The environmental liability for the Project falls under jurisdiction of the WDEQ/LQD, which regulates the Permit to Mine and the Source and Byproduct Materials License. Portions of the Project that are located on federal surfaces would require an approved Plan of Operations from the BLM; this would include wildlife considerations such as greater sage-grouse, which could limit development of resources in some areas.

Other potential permitting requirements, depending on the status of each project area, may include:

●	Source and Byproduct Materials License (WDEQ/Uranium Recovery Program [under LQD]);

●	Wetland delineation and mitigation as required by the U.S. Army Corps of Engineers, in applicable locations;

●	Aquifer exemption (40 CFR 144, 146) for Class III Underground Injection Control (UIC) to be issued by the U.S. Environmental Protection Agency (EPA);

●	Air quality permits from WDEQ/Air Quality Division (WDEQ/AQD) for applicable facility construction activities;

●	Groundwater reclassification, if necessary, would be approved by WDEQ/Water Quality Division (WDEQ/WQD) (Wyoming Statutes Title 35-11) as part of the aquifer exemption process;

●	EPA Subpart W pond construction permits would be required to construct holding ponds;

●	If water management will utilize deep disposal, a Class I UIC Permit (deep disposal well) must be approved by WDEQ/WQD (Wyoming Statutes Title 35-11);

●

A Class III UIC Permit to Mine and Class III UIC Permit would be approved by WDEQ/WQD as the primary Permit to Mine to allow injection, recovery and processing of fluids (Wyoming Statutes Title 35-11);

●	Class V UIC permits may be required for any site septic systems (Wyoming Statutes Title 35-11);

●	Construction stormwater NPDES permits must be obtained annually for projected construction activities (Wyoming Statutes Title 35-11);

●	Industrial stormwater NPDES permits would be required in CPP and satellite areas (Wyoming Statutes Title 35-11); and

●	Groundwater appropriations would be obtained from the Wyoming State Engineer’s Office prior to the installation of water supply wells and ISR wellfields.

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September 2022

3.3	Property Risk Factors

A variety of property risk factors exist but are not unique to the specific project areas. Many uranium deposits occur in relatively compact special areas. Large horizontal well pads or wind turbine pads sited on top of mineralization could limit the ability to access resources. Oil and gas development or wind turbines are common in Wyoming. Examples of property risk factors are included in the following list, with descriptions of each risk:

●	Commercial oilfield waste disposal facilities (COWDFs) and/or lined ponds

o

COWDFs or other lined ponds may limit surface access and could impact optimal placement of wellfields. It is the opinion of the QP that COWDFs and other lined ponds present a low risk of impacting development of the resources.

●	Commercial wind power

o

Commercial wind power could limit surface accessibility and impact optimal placement of wellfields. There are project areas where the average annual wind speed at 80 meters is suitable for commercial wind development. It is the opinion of the QP that there is a low to moderate risk that commercial wind power could limit development of resources.

●	Industrial wells impacting aquifers

o

Industrial wells could impact available water in target aquifers but will not impact the resources. It is the opinion of the QP that industrial wells present a low risk of impacting development of the resources.

●	Oil and gas horizontal pads and development

o

Aquifer dewatering due to shallow water supply wells to produce water used in oil and gas operations could impact target aquifers. Large horizontal wellpads could limit surface accessibility and placement of wellfields. A site-specific discussion is provided below:

■	Allemand–Ross – This project area is spaced for horizontal development with some historical production. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■

Barge – This project area is spaced for horizontal development with some active drilling and minor horizontal production. It is the opinion of the QP that there is moderate to high risk of impact to resource access. The QP was unable to complete a site visit due to surface access limitations. Since the QP was unable to observe the project area and confirm unobstructed access to mineral trends, additional risk to resource access could be present due to oil and gas development.

■

Charlie – The project area is not spaced for horizontal development, although minor historical conventional production from the Shannon and Parkman formations has occurred. It is the opinion of the QP that there is low to moderate risk of impact to resource access.

■

Christensen Ranch – The project area is not spaced for horizontal development, although minor historical conventional production from the Shannon Formation has occurred. It is the opinion of the QP that there is low to moderate risk of impact to resource access.

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September 2022

■

Clarkson Hill – This project area is not spaced for horizontal development and no historical production or exploration has occurred. It is the opinion of the QP that there is low risk of impact to resource access.

■

Irigaray – A portion of the project area is spaced for horizontal development and some historical development has occurred. It is the opinion of the QP that there is low to moderate risk of impact to the resource access due to the federally controlled surface land in the southern portion of the mineralized resource area.

■

Jab/West Jab – This project area is not spaced for horizontal pads. There has been little exploration and no production. Hydrocarbons are likely present in the Lewis, Mesaverde and Ericson formations. It is the opinion of the QP that there is a low risk of impacts to resource access.

■	Ludeman – The project area is spaced for horizontal development; however, little production has occurred. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■	Moore Ranch – This project area is spaced for horizontal development with some historical production. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

■

Nine Mile – This project area is not spaced for horizontal development and no historical production or exploration has occurred. It is the opinion of the QP that there is low risk of impact to resource access.

■

Red Rim - This project area is not spaced for horizontal development and no historical production or exploration has occurred. It is the opinion of the QP that there is low risk of impact to resource access.

■

Reno Creek – This project area has historical production as well as additional oil and gas wells that are permitted or waiting on permits. It is the opinion of the QP that there is moderate to high risk of impact to resource access.

●	Surface Development

o

Where surface ownership of a project area is held by a large number of private entities, there may be challenges to obtaining sufficient surface use agreements (SUAs) for a project, or there may be opposition to a project where it could impact surface use such as residential use.

■

Nine Mile – There are currently multiple landowners, including agricultural operators, land development companies and residential property owners. Surface ownership has been subdivided for residential development in T35N R79W Sections 9, 10, 14, 22, 26, 27 and 34. The multiple property owners and residential land use creates potential risk of not being able to obtain sufficient SUAs for the project and for opposition to a Wyoming Permit to Mine.

3.4	Royalties (Confidential)

Due to the confidentiality of royalties in private agreements, these data are not included in the TRS. Royalties will be provided upon request.

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September 2022

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Physical Setting

4.1.1	Powder River Basin

The Allemand-Ross, Barge, Charlie, Christensen Ranch, Irigaray, Ludeman, Moore Ranch, Nine Mile and Reno Creek project areas are located in the PRB in the counties shown in Table 1‑1. These project areas are in the southern portion of the PRB and generally lie near the synclinal axis of the basin. The exception is the Nine Mile project area, which is near the Casper Arch. The Casper Arch marks the southwestern boundary of the PRB.

The PRB is a part of the Northwestern Great Plains ecoregion (U.S. EPA, 2013), a semiarid rolling plain of shale and sandstone punctuated by occasional buttes. The project areas are characterized as rolling prairie and dissected river breaks. Regional structural features include the Big Horn Mountains to the west, Casper Arch to the south and the Black Hills to the east. At the northernmost project areas in the PRB, the landscape is dominated by the Pumpkin Buttes.

Topography in the area ranges from generally flat to gently rolling hills with numerous drainages containing ephemeral streams that dissect the area. Elevations range from approximately 4,500 to 5,400 ft above mean sea level.

Vegetation within the project areas consists primarily of grassland with areas of sagebrush. Some of the project areas lie within the mixed grass ecoregion of the Northwestern Great Plains. Interspersed among these major vegetation communities, within and along the ephemeral drainages, are grasslands and meadow grasslands and less abundant types of seeded grasslands (improved pastures).

The project areas in the PRB are located in a semi-arid or steppe climate. The region is characterized by cold, harsh winters and hot, dry summers. The spring season is relatively warm and moist, and autumns are cool. Temperature extremes range from roughly -25 °F in the winter to 100 °F in the summer. Typically, the “last freeze” occurs during late May, and the “first freeze” occurs in mid- to late September (Curtis and Grimes, 2004).

Yearly precipitation averages about 13 inches. The region is prone to severe thunderstorm events throughout the spring and early summer months, and much of the precipitation is attributed to these events. Snow falls throughout the winter months (approximately 40 to 50 inches per year) but provides much less moisture than rain events (Curtis and Grimes, 2004).

4.1.2	Greater Green River Basin

The Jab/West Jab and Red Rim project areas are located in the GGRB in the counties shown in Table 1-1. The project areas are in the northeast portion of the GGRB. The GGRB is a structural basin that encompasses nearly 21,000 square miles in southwest Wyoming and northwest Colorado. Regional structural features include the Wyoming thrust belt to the west, the Rawlins Uplift and the Sierra Madre Mountains to the east, the Wind River Mountains to the north and the Uinta Mountains to the south.

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September 2022

The topography at the Jab/West Jab project area ranges from flat plains to gentle slopes that are dissected by southerly-flowing ephemeral washes. Elevations in the area range from approximately 6,900 to 7,400 ft above mean sea level. Topography at the Red Rim project area includes the Red Rim, a prominent low-lying ridge with a southwest/northeast orientation, and Separation Creek, which generally forms the southern boundary of the project area. Elevations range from approximately 6,000 to slightly over 7,000 ft above mean sea level.

The Jab/West Jab and Red Rim project areas are located in the Wyoming Basin Level III ecoregion (U.S. EPA, 2013) and are characterized as rolling sagebrush steppe. This ecoregion is a broad intermontane basin interrupted by hills and low mountains and dominated by arid grasslands and shrublands. Vegetation on the Jab/West Jab project area mostly consists of sagebrush, but includes some native perennial grasses, cushion plants, cacti, perennial forbs and lichens. The Red Rim project area is rangeland with vegetation consisting primarily of sagebrush and grasses.

Yearly precipitation in the area is approximately 8 to 12 inches (Curtis and Grimes, 2004). Precipitation is predominantly in the form of late autumnal to early spring snows. The summer months are usually hot with temperature occasionally exceeding 100 °F, dry and clear except for infrequent rains. Winter conditions can be severe and can include sub-zero temperatures and ground blizzards.

4.1.3	Wind River Basin

The Clarkson Hill project area is in the WRB in Natrona County, Wyoming. Clarkson Hill is located near the southern and eastern margin of the WRB just west of the Casper Arch, which separates the PRB and WRB. The Clarkson Hill project area is located in a broad synclinal valley northeast of the North Granite Mountain Fault. The project area extends from the base to the top of a small mesa known as Clarkson Hill.

Clarkson Hill is located in the Wyoming Basin Level III ecoregion (U.S. EPA, 2013), which is characterized as rolling sagebrush steppe. This ecoregion is a broad intermontane basin interrupted by hills and low mountains and dominated by arid grasslands and shrublands.

The top of the mesa is relatively flat, with an elevation of approximately 6,200 ft above mean sea level. The mesa has approximately 200 ft of vertical relief with some relatively steep slopes, in excess of 3:1 (horizontal to vertical). The currently defined area of mineralization is at the base and along the slope of the mesa.

The most common native vegetation is sagebrush and prairie grasses and, to a lesser extent, rabbitbrush. No threatened or endangered plants are known in the area. Limited upland areas have juniper and limber pine trees on north-facing slopes. Most drainages in the area are ephemeral, flowing only during storm events or spring snow melt. The North Platte River, some four to five miles south of the project area, is perennial and is one of the major river systems in Wyoming.

The climate at the Clarkson Hill project area is continental semi-arid, with annual precipitation of 8-12 inches, mostly falling in the form of late autumnal to early spring snows. The summer months are usually hot with temperature occasionally exceeding 100 ºF, dry and clear except for infrequent rains. Winter conditions can be severe and can include sub-zero temperatures and ground blizzards.

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September 2022

4.2	Accessibility and Local Resources

Since the Project includes multiple assets in seven Wyoming counties, there are multiple accessibility and resource options for the various project areas. All of the project areas are accessible and capable of operating year-round given appropriate maintenance of project roads.

Workforce personnel will commute daily from nearby small communities or the larger population centers noted for each property below. The communities included in the Project area have a long history of oil and gas development and uranium and coal mining. The major population centers have adequate workforce skilled in mining and mineral exploration to support the Project. The major population centers of Gillette, Casper, Rawlins, and Rock Springs have adequate oilfield and mining service companies, heavy equipment sales and rentals, drilling and pump contractors, construction contractors and industrial supply companies to serve the Project.

The PRB project areas in Johnson and Campbell counties include Charlie, Christensen Ranch, Irigaray, Moore Ranch and Reno Creek. The nearest community is Wright, which is approximately 9 to 32 miles from the project areas. Wright is a small, incorporated town with a population of 1,644 (U.S. Census Bureau, 2020) at the junction of Wyoming Highway 387 and Wyoming Highway 59. Gillette is a major local population center with a population of 33,403 and a regional airport. Gillette is located along Interstate 90, north and east of the project areas via both Wyoming Highway 59 (due north of Wright) and Wyoming Highway 50. The towns of Edgerton and Midwest are in Natrona County, approximately 20 to 30 miles southwest of the project areas on Wyoming Highway 387. A major north–south railroad, BNSF Railway (BNSF), used primarily for transporting coal, is located between 11 and 34 miles east of the project areas and parallel to Wyoming Highway 59.

The PRB project areas in Converse County include Allemand-Ross, Barge and Ludeman. These project areas are near the communities of Glenrock and Douglas. They can be accessed from Interstate 25 via Wyoming Highway 95 from Glenrock, Wyoming Highway 93 from Douglas, or Wyoming Highway 59 from Douglas. The Converse County project areas are approximately 8 to 30 miles from Glenrock. Glenrock is an incorporated town with a population of 2,420 (U.S. Census Bureau, 2020) adjacent to Interstate 25. Douglas is an incorporated town with a population of 6,386 also along Interstate 25. Casper is a major population center with a population of 59,038 (U.S. Census Bureau, 2020) and a regional airport. Casper is southwest or west of these project areas and can be accessed by state highways to Interstate 25. The same north-south BNSF rail line that runs parallel to Wyoming Highway 59 is eight miles east of the Barge project area and 20 miles east of the Allemand-Ross project area. An east-west railway owned by BNSF is in close proximity to the Ludeman project area, to the south near Interstate 25.

The PRB Nine Mile project area is located in Natrona County near Casper. The Nine Mile project area is bisected by Interstate 25 and is accessible from the Salt Creek Highway, which parallels Interstate 25, and from County Road 705. Casper is located 1.5 miles south of the Nine Mile project area. The east-west railway owned by BNSF is approximately five miles south of the project area.

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September 2022

The GGRB Jab/West Jab project area is located in Sweetwater and Fremont counties. The Jab/West Jab project area can be accessed from State Highway 287 via Bairoil Road (County Road 22) from Bairoil. The project area is approximately 22 miles west of Bairoil, a small, incorporated town with a population of 68 (U.S. Census Bureau, 2020). The project area is approximately 50 air miles northwest of Rawlins, an incorporated community with a population of 8,221 on Interstate 80. Casper can be accessed from state highways via Bairoil. A major east-west railway (the Union Pacific) lies approximately 40 air miles south of the Jab/West Jab project area in Wamsutter, near Interstate 80.

The GGRB Red Rim project area is located in Carbon County and can be accessed from Interstate 80 via Daley and Hadsell roads, or from Rawlins via Carbon County Road 605. The Red Rim project area is approximately 18 miles southwest of Rawlins. Rock Springs, an incorporated city with a population of 23,526 (U.S. Census Bureau 2020), is located on Interstate 80 approximately 100 miles from the project area. The Union Pacific railway lies approximately seven miles north of the project area, near Interstate 80.

The WRB Clarkson Hill project area is located in Natrona County, approximately 19 miles southwest of Casper. The project area is accessible from either Highway 220 or from the Oregon Trail Road, a Natrona County improved gravel road. From Highway 220, the site is approximately four miles northwest of the junction of the highway with Natrona County Road 318. From the Oregon Trail Road, the site is approximately three miles to the southeast. Site access from either route will require an arrangement with intervening private landowners for ingress/egress. The communities of Alcova and Bessemer Bend are located 10 and 13 miles away, respectively, and have limited services. The east-west BNSF railway in Casper is approximately 25 miles northeast of the project area.

4.3	Availability of Infrastructure

Equipment and supplies needed for exploration and day-to-day operation are available from population centers such as Gillette, Casper, Rawlins, and Rock Springs. Specialized equipment for the wellfields or the Irigaray CPP will likely need to be acquired from outside the state.

The local economy is geared toward coal mining and oil and gas production as well as ranching operations, providing a well-trained and capable pool of workers for ISR production and processing operations. Workers will reside locally and commute to work daily.

As a result of energy development over the past 50 years, all of the project areas with the exception of Red Rim have existing or nearby (less than two miles) electrical power, gas and adequate telephone and internet connectivity.

At the Allemand-Ross project area, non-potable water will be supplied by wells developed on or near the project area. The Allemand-Ross project area is adjacent to all-weather roadways, which facilitate the transportation of equipment, supplies, personnel and product. Electrical power lines extend into and across the project area.

Near the Barge project area, historical uranium operations in the late 1970s and early 1980s brought access and electrical power to the area, which remain. Water supply needs to be reestablished in the Barge project area. The Barge project area is adjacent to all-weather roadways, which facilitate the transportation of equipment, supplies, personnel and product.

Development of the Charlie project area will require power and water supply. Infrastructure in the immediate vicinity includes an electrical substation and coal-bed methane gas plant. Water may be provided by wells. There is also a 14.4 kVa electrical supply operated by the Sheridan-Johnson Rural Electrical Association, approximately two miles from the project. Since the Charlie project area is surrounded by the Christensen Ranch project area, the two project areas may share infrastructure.

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September 2022

The Christensen Ranch project area is equipped with a satellite ion exchange (IX) plant with 6,500 gpm installed capacity, a groundwater restoration plant with 1,000 gpm capacity, two wastewater disposal wells and four lined evaporation ponds.

No infrastructure has been developed at the Clarkson Hill project area. ISR development will require power and water supply. A utility corridor exists along the Oregon Trail Road, including power and gas transmission lines. The principal access roads to the project area are maintained and year-round access is possible. Water supply could be obtained from locally permitted and constructed wells or from surface water sources including the Platte River, which is located approximately three miles east of the project area.

The Irigaray CPP is a fully operational and licensed ISR processing plant for resin elution, precipitation, filtration and drying and packaging of U3O8. The Irigaray CPP has a capacity of 1.3 million lbs U3O8 per year, which is expandable to 2.5 million lbs U3O8 per year. A second elution system is also at the Irigaray CPP for toll processing. The Irigaray CPP is equipped with a warehouse and office, power, telephone, water tank and domestic waste disposal. Loaded resin from each of the “spoke” project areas described in Chapter 3.1 would be transported to the Irigaray CPP “hub” for final concentrate production.

Limited infrastructure is available within the Jab/West Jab project area. A water supply well was permitted and installed during development drilling. The project area is within 6 to 10 miles of a county road, electrical power and natural gas transmission lines. Nearby infrastructure will be beneficial to future development. The county roads will facilitate the transportation of equipment, supplies, personnel and products.

The Ludeman project area has been used historically for livestock grazing. Nearby uranium operations have occurred historically. Non-potable water will be supplied by wells developed on or near the project area. The proximity of the Ludeman project area to paved roads will facilitate transportation of equipment, supplies, personnel and product. High voltage transmission lines from the Dave Johnston Power Plant pass within the project area.

At the Moore Ranch project area, non-potable water will be supplied by wells developed on or near the project area. The Moore Ranch project area is adjacent to paved, public roadways, which facilitate the transportation of equipment, supplies, personnel and product. Electrical power lines extend into and across the project area.

Infrastructure is present within and/or proximate to the Nine Mile project area. ISR development will require power and water supply. Infrastructure, including power lines and water wells, was established for past pilot ISR mining operations and currently exists for nearby residents in the Homa Hills area. Water supply may be provided by locally permitted and constructed wells.

Aside from existing access roads, no infrastructure has been developed at the Red Rim project area. ISR development will require better access roads, power and a water supply. The Red Rim project area previously had single phase line power and a water supply developed for exploration. Water may be developed from locally permitted and constructed wells.

4-5
September 2022

UEC owns approximately 40 acres of surface land in the Reno Creek project area, near the intersection of Wyoming Highway 387 and Clarkelen County Road, for a future satellite facility. This land is equipped with a warehouse and office, power, telephone, water tank and domestic waste disposal. A well will be drilled to provide potable water for the Reno Creek project area.

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4-6
September 2022

5.0	HISTORY

Uranium was first discovered in the southern PRB during the early 1950s. By the mid- to late 1950s, small open-pit mine operations were established in the PRB. Early prospecting and exploration included geologic mapping and gamma surveys, which led to discoveries of uranium in the Wasatch and Fort Union formations. Extensive drill hole exploration has been utilized since the 1960s to locate deeper uranium mineralization and progress geologic models.

Uranium mineralization was discovered in the GGRB at the Lost Creek Schoekingerite deposits in the early 1950s. The Schoekingerite deposits were exposed at the surface along the Lost Creek drainage and were discovered using radiometric surveys. The U.S. Geological Survey (USGS) used shallow exploration to further evaluate the deposits. As in the PRB, drilling for deeper deposits began in the 1960s, and exploration since that time has consisted primarily of drilling.

Uranium exploration of the WRB began in 1953 with scintillation counter surveys of the Eocene Wind River Formation in the Gas Hills area (Gregory, 2019). In the mid-1950s, USGS, on behalf of the U.S. Atomic Energy Commission (AEC), studied uranium occurrence and potential in the Clarkson Hill area (Rich, 1962). Near surface uranium mineralization in the Wind River Formation was explored in the 1950s with shallow excavations. Later drilling defined deeper mineralization within the Fort Union Formation near the contact with the Lance Formation.

Ownership, control and operation of the project areas has varied greatly since the 1960s. Table 5-1 summarizes the operations and activities of various companies, the timeframe during which these activities were completed and the results of the work. Table 5-1 also summarizes historical drilling and the number of drill holes completed during each period.

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5-1
September 2022

Table 5-1:	Past Operations Summary

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Allemand-Ross
1967-1970	Kerr-McGee Nuclear (Kerr-McGee), Homestake Mining Corp (Homestake), Teton Exploration (Teton)	Early uranium exploration completed by the three companies in the Allemand-Ross project area. Exploration was typically for shallower mineralization (<1,000 ft).	~100	Exploration of shallow mineralization (<1,000 ft)
1971-1984	Conoco

Conoco staked lode mining claims in 1969. In 1970, Conoco entered an agreement with National Resources Corporation (National Resources) to earn in on the Allemand-Ranch land holdings. National Resources’ interests were acquired by Pioneer Nuclear in 1972 and the joint venture partnership was maintained until 1975. In 1979, Conoco formed an association with Power Reactor & Nuclear Fuel Development Corporation (PNC). Conoco continued to operate the drilling program. Conoco closed its mineral department in 1984.

			~1,180	Delineation of a significant amount of the mineralization within the Allemand-Ross project area
1984-1988	PNC	PNC assumed control of the Allemand-Ross project area and continued exploration.	~50	Additional exploration completed by PNC
Early 1990s	PNC	Mineral rights were allowed to lapse due to further declining uranium market conditions.	N/A	Lost mineral rights
Early 2000s-2005	High Plains Uranium (HPU) and Energy Metals Corporation (EMC)	Claims and leases were acquired during the uranium market upswing. HPU held most claims and leases, with EMC holding the remainder of the Allemand-Ross project area.	N/A	Mineral rights acquired
2007	EMC	EMC acquired HPU. The properties were consolidated.	N/A	Properties consolidated
Late 2007-2021	Uranium One Americas, Inc. (Uranium One)	Uranium One acquired EMC. Uranium One proceeded to conduct verification and resource enhancement drilling. Most drilling was completed between 2008 and 2010.	~300	Additional exploration completed within project areas with average depths ranging from 1,118 to 1,546 ft
2021	UEC	Allemand-Ross project area acquired by UEC from Uranium One.	N/A	Ownership transition

5-2
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Barge
1969	Mono Power Company (Mono) and Rocky Mountain Energy Company (RME)

Under a joint venture, Mono and RME conducted the initial exploration program through drilling. Upon successful exploration, the Bear Creek Uranium Company was formed under general partnership between Mono and RME.

			Unspecified and included in the total estimate	Successful exploration led to joint venture and mill construction
1975-1982	Bear Creek Uranium Company	A mill was constructed in 1975. Open-pit mining operations conducted from 1977 until 1982. Mining claims were dropped after 1982.	~6,880	4.7 million tons of material from open-pit mining processed at the Bear Creek mill
2006	EMC	EMC located the unpatented mining claims and acquired the state mineral leases.	N/A	Lapsed mineral leases acquired
2007-2021	Uranium One	Uranium One acquired EMC and all rights to the Barge project area.	N/A	No exploration completed; right to mine secured
2021	UEC	Barge project area acquired by UEC from Uranium One.	N/A	Ownership

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September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Charlie
1966	Preston Oil Co. (Preston)	Awarded the state lease for 720 acres.	None	Right to mine secured
1966-1974	Inexco Oil (Inexco)	Inexco assigned lease from Preston in 1966 and conducted exploration drilling program in 1969 and 1970.	215	Delineation of mineralized areas
1974	Uranerz USA (Uranerz)	Inexco formed a joint venture with Uranerz who became the operator. Over the next 2 years, Uranerz expanded the drilling program including core drilling.	715	Delineation of mineralized areas
Not specified	Cotter

Cotter acquired the property and evaluated both conventional open-pit and ISR mining methods. Cotter obtained a surface mining permit in 1979. A 200 ft deep test pit was excavated in 1981 in a small mineralization area. The pit was subsequently reclaimed, but the state surface mining permit remains active.

			Not specified	Falling uranium prices in the 1980s halted further development
1994	Cotter and Power Resources Incorporated (PRI)	PRI entered a joint venture agreement with Cotter and completed a feasibility study for development as an ISR mine (PRI, 1995). Completed additional drilling in 1994.	Not specified	The feasibility study was positive; however, the project did not proceed, and the joint venture agreement expired
2014-2018	Cotter	In 2014, Cotter sought to convert the permit to ISR mining; however, that process has not been completed.	None	Unknown
2018-2021	Anfield Energy Inc. (Anfield)	Anfield acquired the project from Cotter.	None	Oversaw technical reporting and auditing of project resources
2021	UEC	UEC acquired the project from Anfield.	N/A	Ownership transition

5-4
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Christensen Ranch
1967-1979	Independent Operators	Assembled as a large land package by independent operators.	~4,860	Right to mine secured; preliminary delineation of mineralized areas
1979-1981	Arizona Public Services (APS), parent company of Malapai Resource Company (Malapai)	APS became a 50% partner in 1979.	~2,220	Delineation of mineralized areas
1981-1990	Malapai

Malapai assumed sole ownership by acquiring the interests of Wold and Western Nuclear Corporation (WNC). Malapai purchased the Irigaray property from Westinghouse Electric Corp. in 1987, and Christensen Ranch was licensed for operations under the Irigaray NRC and WDEQ license/permit in 1988. Uranium production by ISR was started by Malapai in 1989 but was placed on standby in 1990.

			~1,460	Delineation of mineralized areas; began ISR production
1990-1993	Total Minerals Corporation (TOMIN) and Électricité de France (EDF)	EDF acquired Irigaray and Christensen Ranch from Malapai in 1990. TOMIN acted as project operator for EDF under the Joint Participation Agreement. TOMIN restarted ISR operations in 1991.	~2,270	Delineation of mineralized areas; restarted ISR production
1993-2010	COGEMA and EDF

In 1993, COGEMA (French nuclear company, now Orono) acquired the assets of TOMIN and changed the name of the operating entity to COGEMA Mining, Inc. EDF was still owner of 29%, COGEMA Mining, as operator, owned 71% of the Joint Participation.

			~3,690	3.70 million lbs of U3O8 produced from 1989 through 2000
2000-2010	COGEMA and EDF	Groundwater restoration of Mine Units 2 through 6 completed. Project on standby 2006 through 2010, at which time COGEMA and EDF sold the project to Uranium One.	Not specified	188,000 lbs of U3O8 produced during restoration
2010-2021	Uranium One/Uranium One USA, Inc.

Mine Units 7, 8 and 10 installed and operated. Ramp up in 2011, ramp down in 2013 (all wellfield development ceased), low production mode 2014 through 2018, production ends 2018 and is placed on care and maintenance.

			Not specified	2.6 million lbs of U3O8 produced
2021	UEC	Christensen Ranch project area acquired by UEC from Uranium One.	N/A	Ownership transition

5-5
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Clarkson Hill
1959	Utah Construction and Mining	Conducted uranium exploration drilling.	Not specified	Unknown
1968	Minerals Exploration Company (MEC) and Nuclear Reserves Inc.	MEC performed exploratory drilling between 1968 and 1981. In 1969, MEC and Nuclear Reserves Inc. entered into a joint venture. MEC held the property through the mid-1980s, when they dropped the claims due to declining uranium prices.	250	Delineation of mineralized areas; falling uranium prices in the 1980s halted further development
2005-2008	EMC	EMC performed initial staking of 14 claims and compiled relevant data for the property. EMC optioned the project to Artha Resources Corporation (Artha), who conducted limited verification drilling during 2008. The project reverted from Artha to EMC.	5	Unknown
2008-2016	Uranium One, Inc.	EMC was acquired by Uranium One, Inc. Through subsequent transactions, Uranium One, Inc. became Uranium One.	None	Ownership transition
2016-2021	Anfield	Anfield purchased Clarkson Hill project from Uranium One.	None	Oversaw technical reporting and auditing of project resources
2021	UEC	UEC acquire the project from Anfield.	N/A	Ownership transition

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5-6
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Irigaray
1969-1975	Homestake	Original controller of project area.	~1,340	Right to mine secured; preliminary delineation of mineralized areas
1975-1987	Westinghouse Electric Corporation (Westinghouse)

Acquired property from Homestake. The project was licensed for ISR production in 1978 and was operated by Wyoming Mineral Corporation (WMC), a subsidiary of Westinghouse. Operations ceased in 1982 due to market trends.

			~470	Delineation of mineralized areas; began ISR production
1987-1990	Malapai	Acquired property from Westinghouse.	None	Ownership transition
1990-1993	TOMIN and EDF	Acquired property from Malapai. TOMIN acted as project operator.	None	Ownership transition
1993-2010	COGEMA/ Areva	Replaced TOMIN as project operator in partnership with EDF. COGEMA acquired interests from TOMIN.	~20	0.74 million lbs of U3O8 produced from 1978 through 2000
2010-2021	Uranium One	Dried many millions of pounds from Christensen and through toll milling.	N/A	Decommissioned Irigaray wellfields
2021	UEC	Irigaray project area acquired by UEC from Uranium One.	N/A	Ownership transition

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5-7
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Jab
Unspecified	Silverbell Industries	Originator of the Jab project area.	Not specified	Project area initially developed
1972-1985	Union Carbide Corporation (UCC)

Delineated an area of shallow oxidized mineralization and completed feasibility studies for open-pit mining. The plan was not executed, and a mining permit was prepared for the WDEQ/LQD. The permit was withdrawn due to the declining uranium market in 1982.

			~1,830	Delineation of shallow oxidized material
1985-2000	Yellowstone Fuels	Property held until a decline in the uranium market in 2000. No data developed by Yellowstone Fuels were available for evaluation.	No data available	Project area held but not substantially developed
West Jab
Unspecified	AMAX Petroleum Company	Originator of the West Jab project area.	Not specified	Project area initially developed
1975-1983	WNC	WNC drilled the West Jab project area until 1983, when uranium markets had dropped. WNC terminated claim. AMAX Petroleum Company regained control until the claims were dropped.	~1,020	Exploration completed by WNC
Jab/West Jab
2006	EMC	Identified the unpatented mining claims and acquired the state mineral leases.	N/A	Secured right to mine
2007-2021	Uranium One	Uranium One acquired EMC and all rights to the Jab/West Jab project area.	20	Confirmation drilling; right to mine secured
2021	UEC	Jab/West Jab project area acquired by UEC from Uranium One.	N/A	Ownership transition

5-8
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Ludeman
1960s-1970s	Cordero Mining	Numerous companies including Teton, PRI, Uranium Resources, Inc. and Malapai (a subsidiary of APS) explored in the project area.	~5,420	Explored for uranium roll-front mineralization and delineated deposits in the project area
1980	UNC and partner Teton

Constructed and operated the Leuenberger ISR pilot test facility for 12 months. Groundwater restoration was completed following production and a commercial permit to mine was granted. Due to a decline in the market, the permitted mine was not placed into commercial operation and the permit expired.

			N/A	Produced 12,800 lbs of U3O8 from the pilot facility
1981	Uranium Resources, Inc.	Constructed and operated the North Platte ISR Project on a portion of the Ludeman project area. The pilot test facility produced for 5 months during 1982.	N/A	Produced 1,515 lbs of U3O8 from the pilot facility
1980s	Malapai	Permitted the Peterson Project for pilot operations, but it was never operated.	N/A	Facility was never operated
1985-Early 1990s	Central Electrical Generating Board of England (known as PRI)

Nedco and Union Pacific properties were consolidated into the Teton Leuenberger Project. PRI purchased the property and added to the acreage through the purchase of adjacent claim blocks owned by Kerr-McGee.

			N/A	Ownership transition and growth in acreage through acquisitions
Late 1990s	PRI	Leuenberger properties were released due to declining market trends. Some claims reverted to previous owners.	N/A	Decrease in claims and the project area
Early to Mid- 2000s	HPU and EMC	HPU held most claims and leases in the Ludeman project area. EMC held the remaining claims in the project area.	N/A	Claims and leases increased in the project area
2007	EMC	EMC acquired HPU.	N/A	Consolidation through acquisition
Late 2007-2021	Uranium One

Uranium One acquired EMC in late 2007 and continued exploration of the project area from 2007 through 2012. The primary goals of drilling included exploration to establish continuity of regional ore trends, development drilling to determine the lateral extents of the ore body, stratigraphic investigation, confirmation of the location and nature of mineralization and collection of cores for leach testing and analysis of uranium, mineralogy, trace metals, disequilibrium, permeability, porosity and density. Acquired the WDEQ/LQD mine permit and NRC license.

			~2,180	Continued exploration of project area; additional holes included boreholes, core holes and monitor wells
2021	UEC	Ludeman project area acquired by UEC from Uranium One.	N/A	Ownership transition

5-9
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Moore Ranch
1971-1983	Conoco and Kerr-McGee	Conoco and Kerr-McGee operated as a joint venture. Of the joint venture, Conoco controlled 50% and served as the operator.	~2,700 rotary drill holes ~130 core holes	Discovery and delineation of mineralized areas; permitting and licensing of a proposed uranium processing facility known as Sand Rock Mill completed through the WDEQ/LQD and the NRC
1983-1989	Wold Nuclear Company (Wold) and Kerr-McGee	Conoco sold interests to Wold in 1983. Kerr-McGee retained the rights with Wold. Assessment drilling was conducted.	None	Retained mining claims; Mining claim assessment drilling
1989-1992	Rio Algom Mining Corp. (Rio Algom)	Rio Algom acquired the project in 1989. Rio Algom conducted mining claim assessment drilling to retain mining claims through 1992, which was the last year to allow mining claim assessment drilling.	21 rotary drill holes	Retained mining claims; mining claim assessment drilling
1992-2002	Rio Algom	Claim maintenance paid directly to the BLM. No further drilling conducted.	None	Mining claims retained through payment
2002-2003	PRI	Rio Algom acquired by PRI.	None	Ownership transition
2004-2007	EMC	EMC acquired most of the mining claims and state leases.	N/A	Secured right to mine
2007-2021	Uranium One

Uranium One acquired EMC and all rights to the Moore Ranch project area. Uranium One completed verification and resource enhancement drilling, coring, baseline monitor wells and pump test wells. The Moore Ranch project area was fully permitted by WDEQ/LQD in 2011 and the NRC in 2013.

			~800	Exploration efforts focused on developing and upgrading mineral resources
2021	UEC	Moore Ranch project area acquired by UEC from Uranium One.	N/A	Ownership transition

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September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Nine Mile
Early 1950s	Independent operator

An internal report from 1969 states a Mr. Vickers reportedly discovered surficial mineralization and mined approximately 100 tons U3O8 at an average grade of 0.30%. Uranium was shipped to the AEC buying station at Edgemont, South Dakota.

			None	Exploration and production of 100 tons U3O8
1972	RME

RME acquired interest in the project in 1972 and conducted extensive drilling through 1978. Pilot-scale ISR mining was conducted using four seven-spot patterns with a 50 ft radius. The first three patterns used sulfuric acid as the primary lixiviant and the fourth sodium carbonate-bicarbonate as the primary lixiviant. The U.S. Bureau of Mines assisted RME in conducting the pilot testing and documented the results in a publication titled “Case History of a Pilot-Scale Acidic In Situ Uranium Leaching Experiment” (Nigbor et al., 1982). RME controlled the project until the late 1980s, when the mineral interests were dropped due to declining uranium prices.

			1,100	Exploration and pilot-scale ISR mining
2005 and 2006	EMC	EMC located unpatented mining lode claims and secured mineral leases and surface agreements within the area formerly held by RME. EMC conducted exploratory drilling and compiled previous data and maps for the project.	45	Secured right to mine
2008	Uranium One	EMC was acquired by Uranium One, Inc. Through subsequent transactions, Uranium One, Inc. became Uranium One.	None	Ownership transition
2016	Anfield	Anfield purchased Nine Mile project from Uranium One.	None	Oversaw technical reporting and auditing of project resources
2021	UEC	UEC acquired the project from Anfield.	N/A	Ownership transition

5-11
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Red Rim
1970-1973	Kerr McGee and UCC	Both companies located claims in the vicinity and conducted exploration and drilling programs. The claims were dropped by 1973.	Not specified	Exploration reported to have encountered alteration and mineralization at depth
1974	Timberline Minerals and Wold	Both companies located claims in the vicinity.	None	Secured federal mining claims
1976	UCC	UCC leased the Timberline Minerals property and entered a joint venture agreement with RME, a subsidiary of the Union Pacific Railroad, for the alternate sections of railroad grant lands in the area. UCC relinquished its mineral interests at Red Rim in 1986, and the mining claims reverted to Timberline Minerals, which subsequently dropped the claims.	138	Conducted an exploration and drilling program; of 138 drill holes on the current project area, 42 are barren or contain trace mineralization and the remaining 96 are mineralized
2004-2007	EMC	Located 49 unpatented mining lode claims that comprise the current project area.	None	Secured federal mining claims
2007-2016	Uranium One	Uranium One, Inc. acquired EMC. Through subsequent transactions, Uranium One, Inc. became Uranium One.	59	Conducted exploration drilling in 2009-2010
2016-2021	Anfield	Anfield purchased the Red Rim project from Uranium One.	None	Oversaw technical reporting and auditing of project resources
2021	UEC	UEC acquired the project from Anfield.	N/A	Ownership transition

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September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Reno Creek – North Reno Creek
Late 1960s	RME	Drilled exploration holes within and around North Reno Creek resource area.	~5,800	Delineated ~10 miles of roll-front deposits
Mid 1970s	RME, Mono and Halliburton Services	Partnership formed to develop North Reno Creek resource area using ISR methods.	N/A	Acquisition of project area
1992	Energy Fuels Nuclear Inc./International Uranium Corporation	Energy Fuels Nuclear Inc. acquired RME's North Reno Creek resource area and later became International Uranium Corporation.	>300	Acquisition of project area
2001	Rio Algom	Rio Algom acquired International Uranium Corporation's property.	N/A	Acquisition of project area
2001-2003	PRI	PRI acquired North Reno Creek resource area and dropped claims in 2003.	N/A	Acquisition of project area and mining claims dropped
2004	Strathmore Minerals Corporation and American Uranium Corporation	Re-staked and filed new mining claims on approximately 16,000 acres.	N/A	Refiled mining claims and secured right to mine
2007	AUC, LLC	Advanced project through acquisition of most major permits and required authorizations. AUC drilled in the North Reno Creek and Southwest Reno Creek resource areas between 2010 and 2012.	176	Acquisition of project area and secured permits and authorizations
2017	UEC	Consolidated ownership of multiple resource areas and oversaw technical reporting and auditing of Project resources.	N/A	Consolidation of ownership; auditing of project resources
Reno Creek – Southwest Reno Creek
	American Nuclear Corporation and Tennessee Valley Authority JV	Controlled Southwest Reno Creek resource area and drilled exploration holes.	~700	Delineation of mineralized areas
2007	AUC, LLC	Advanced project through acquisition of most major permits and required authorizations. AUC drilled in the North Reno Creek and Southwest Reno Creek resource areas between 2010 and 2012.	770	Secured permits and required authorizations
2017	UEC	Consolidated ownership of multiple resource areas and oversaw technical reporting and auditing of Project resources.	N/A	Consolidation of ownership; auditing of project resources

5-13
September 2022

Table 5-1:	Past Operations Summary (Continued)

Year	Company	Operations/Activity	Amount (No. of Drill holes)	Results of Work
Reno Creek – Bing, Moore and Pine Tree
1960s	Utah International Mining Company	Exploration on Moore and Pine Tree resource areas.	N/A	Delineation of mineralized areas
Late 1970s	Pathfinder Mines, Inc.	Utah International Mining Company became Pathfinder Mines, Inc. and continued exploration on Moore and Pine Tree resource areas.	>1,560	Delineation of mineralized areas
1980s	RME	Obtained ownership of Moore resource area, continued exploration drilling until the 1990s.	>400	Acquired project area; delineation of mineralized areas
1960s	Cleveland-Cliffs Iron Company	Exploration of Bing resource area, drilled exploration holes and conducted limited hydrologic testing in the 1970s.	177	Delineation of mineralized areas through drilling and hydrologic testing
2007	AUC, LLC	Consolidated the resource areas under one owner.	98	Consolidated ownership; conducted exploration drilling at Moore resource area
2017	UEC	Oversaw technical reporting and auditing of project resources.	N/A	Auditing of Project resources

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5-14
September 2022

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1	Regional Geology

6.1.1	Powder River Basin

The Allemand-Ross, Barge, Charlie, Christensen Ranch, Irigaray, Ludeman, Moore Ranch, Nine Mile and Reno Creek project areas reside in the PRB. The PRB extends over much of northeastern Wyoming and southeastern Montana and consists of a large north-northwest trending asymmetric syncline, with the basin axis located to the west of the project areas. The PRB is bounded by the Big Horn Mountains and Casper Arch to the west, the Black Hills to the east and the Hartville Uplift and Laramie Mountains to the south. The PRB is filled with marine, non-marine and continental sediments ranging in age from early Paleozoic through Cenozoic.

The Allemand-Ross, Barge, Charlie, Christensen Ranch, Irigaray, Ludeman, Moore Ranch and Reno Creek project areas target mineralization in formations depicted in Figure 6-1, a generalized upper stratigraphic column of the PRB. The Nine Mile project area mineralization is deeper, and a stratigraphic column and cross section for that project area is shown in Figure 6-2. Figure 6-3 shows locations of cross sections for the remaining project areas in the PRB, and Figure 6-3a and 6-3b contain the associated cross sections (McKeel et al., 1973; Flores et al., 2010).

Cretaceous bedrock is exposed at the surface around the margins of the PRB. In the southwestern portion of the PRB, the surficial Cretaceous formations in order of decreasing age are the Cody Shale, Mesa Verde Formation, Fox Hills Sandstone and Lewis Shale and the Lance Formation (Figures 6-1 and 6-2). A summary description of the Cretaceous geology is provided in Love and Christiansen (1985). The Cody Shale is a dull gray shale, gray siltstone and fine-grained gray sandstone. The Mesa Verde is light colored massive to thin-bedded sandstone, gray sandy shale and coal beds. In the southwestern portion of the PRB, reduction-oxidation roll-front uranium deposits occur in the Teapot Sandstone member of the Mesa Verde Formation. Mineralization in the Teapot Sandstone occurs in vanadium-rich roll-fronts in marginal marine sandstone, as heavy mineral accumulations in beach sands (“black sands”), in conglomeratic zones with carbonaceous debris and lignitic shale, and associated with limonite-stained zones of arkosic sandstone (Gregory et al., 2010). The Fox Hills Sandstone is light colored sandstone and gray sandy shale containing marine fossils. The Lewis Shale is gray marine shale containing many gray and brown lenticular concretion-rich sandstone beds. The late Cretaceous Lance Formation is brown and gray sandstone and shale with thin coal and carbonaceous shale beds.

Within the PRB, Tertiary geology includes the Paleocene Fort Union Formation, which conformably overlies the Lance Formation and is a fluvial-sedimentary stratigraphic unit that consists of fine to coarse-grained arkosic sandstone interbedded with siltstone, mudstone and carbonaceous materials. In some areas of the PRB, the Fort Union Formation is divided into two members, identified as the Upper and Lower members of the Fort Union Formation. However, Flores (2004) divides the Fort Union into three members: the Tullock, Lebo and Tongue River members (oldest to youngest). The Tullock Member consists of sandstone, siltstone and sparse coal and carbonaceous shale. The Lebo Member consists of abundant drab gray mudstone, minor siltstone and sandstone and sparse coal and carbonaceous shale beds. The Tongue River Member consists of interbedded sandstone, conglomerate, siltstone, mudstone, limestone, anomalously thick coal beds and carbonaceous shale beds. This member has been mined extensively for its coal beds, which can be hundreds of feet thick (Flores, 2004). The total thickness of the Fort Union Formation varies between 2,000 and 3,500 ft (Conoco, 1981; Sharp and Gibbons, 1964).

6-1
September 2022

Fort Union Formation uranium mineralization occurs in zones that are located in channel sands. These channel sands are typical fining upward sand sequences consisting of fine-grained sandstones. The zones of mineralization formed as typical roll-front deposits in these sandstones (Sharp and Gibbons, 1964).

The early Eocene Wasatch Formation unconformably overlies the Fort Union Formation around the margins of the PRB. However, the two formations are conformable and gradational towards the basin center. The relative amount of coarse, permeable clastics increases near the top of Fort Union, and the overlying Wasatch Formation contains numerous beds of sandstone that can sometimes be correlated over wide areas. The Wasatch-Fort Union contact is separated by Paleocene and Eocene rocks and is generally placed above the Roland coal (Flores and Bader, 1999). However, other authors have placed the Wasatch-Fort Union contact above the School, Badger and Anderson coals in other parts of the PRB. This contact is approximated on the PRB cross sections, which can be viewed on Figures 6-3a and 6-3b (Denson et al., 1978; Flores et al., 2010). The locations of these cross sections are shown on Figure 6-3.

The Wasatch Formation occurs at the surface across much of the PRB. The Wasatch is a fluvial sedimentary unit that consists of a series of silt to very coarse-grained gradational intervals in arkosic sandstone. The sandstone horizons in the Wasatch are the host rocks for several uranium deposits in the central PRB. Within this area, mineralization is found in a 50 to 100 ft thick sandstone lens. On a regional scale, mineralization is localized and controlled by facies changes within this sandstone, including thinning of the sandstone unit, decrease in grain size and increase in clay and organic material content. The Wasatch Formation reaches a maximum thickness of about 1,600 ft and dips northwestward from 1 to 2.5 degrees in the southern and central parts of the PRB (Conoco, 1980; Sharp and Gibbons, 1964).

The Oligocene White River Formation overlies the Wasatch Formation and has been removed from most of the basin by erosion. Remnants of this unit crop out on the Pumpkin Buttes, and at the extreme southern edge of the PRB. The White River Formation consists of clayey sandstone, claystone, a boulder conglomerate and tuffaceous sediments (Sharp and Gibbons, 1964), which may be the primary source rock for uranium in the southern part of the PRB as a whole (Conoco, 1980; Sharp and Gibbons, 1964). The youngest sediments consist of Quaternary alluvial sands and gravels locally present in larger valleys. Quaternary eolian sands can also be found locally.

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Figure 6‑1:	Upper PRB Stratigraphic Column

GEOLOGIC FORMATION OR MEMBER
UNIT DESCRIPTION
TERTIARY
EOCENE
Wasatch Formation
Lenticular arkosic sandstones, shale, clayey sands
PALEOCENE
Fort Union Formation
Tongue River Member
Interbedded sandstone, conglomerate, siltstone, mudstone, limestone, anomalously thick coal beds, carbonaceous shale beds, and uranium bearing sandstones
Lebo Shale Member
Abundant drab gray mudstone, minor siltstone and sandstone, and sparse coal and carbonaceous shale beds
Tullock Member
Sandstone, siltstone, and sparse coal and carbonaceous shale
CRETACIOUS
UPPER
Lance Formation
Thinly bedded, brown to gray sandstones and shales
Fox Hills Sandstone
Regressive shoreline sandstones
Lewis Shale or equivalent
Thick marine shale, regional confining layer
1,000 FEET
300 METERS
0
0
EXPLANATION
Conglomerate
Sandstone
Sandstone, siltstone, mudstone, and limestone
Coal and carbonaceous shale

Figure developed from Hinaman 2005 and Flores 2004

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Figure 6-2:	Nine Mile Project Area Stratigraphic Column and Cross Section A-A’

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Figure 6‑3:	PRB Projects Cross-Section Location Map

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Figure 6‑3a:	PRB Projects Cross-Sections B-B’ and C-C’

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Figure 6‑3b:	PRB Projects Cross-Sections C-C’ and D-D’

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6.1.2	Greater Green River Basin

The Jab/West Jab and Red Rim project areas are located in the GGRB. The Jab/West Jab project area is in the Great Divide Basin (GDB) portion of the GGRB, and the Red Rim project area is in the Washakie Basin (WB) portion of the GGRB. Together the GDB and WB compromise the eastern portion of the GGRB. These basins contain up to 25,000 ft of Cretaceous to recent sedimentary rocks. Figure 6-4 is a generalized stratigraphic column of the GGRB. Figure 6-5 shows a cross section location map for the Jab/West Jab project area, and the cross section is shown on Figure 6-5a. Figure 6-6 shows a cross section location map for the Red Rim project area, and Figure 6-6a shows the cross section.

During the end of the Cretaceous Period, the Laramide Orogeny divided the Wyoming Basin Province into a series of down-warped basins. As these basins were created, uplift created the Granite and Seminoe Mountains, and older formations were altered during the same time. In the northern regions of the GGRB, swamps, alluvial plains and fluvial fans were present at the margins of the uplifted Granite Mountains. To the southwest, the GGRB is occupied by the lacustrine Eocene Green River Formation and by the lower energy Wasatch Formation. These two facies interfinger with the high-energy fluvial facies of the Battle Spring Formation at the central and eastern areas in the GGRB (Dribus and Nanna, 1982). The Paleocene Fort Union Formation underlies the Wasatch or Battle Springs Formation depending on position within the basin. Uranium deposits in the GDB/WB predominantly occur in roll-front redox deposits but also desert evaporite (Gregory et al., 2010). Roll-front deposits occur in the Battle Spring, Wasatch and Fort Union formations.

The Battle Spring Formation consists of alluvial-fluvial fan deposits of a west to southwest-flowing paleodrainage. The common rock type is arkosic sandstone with interbedded claystone. These types of rock are typical of alluvial-fan facies. Much of this material is sourced from the Granite Mountains, by blockages in normal drainages due to differential subsidence rates. The Wasatch Formation, due to its fluvial nature, contains interbedded siltstones, coal, carbonaceous shale, fine-grained sandstone, sandy limestone and medium-grained fluvial sandstones. The permeable medium- to very coarse-grained sandstones and arkoses are a favorable host for sandstone-type uranium deposits. Fluvial channels incised into less permeable underlying siltstones and sandstones in the Battle Spring during early Eocene time. The channels were backfilled by the massive, poorly-sorted, coalescing alluvial fan deposits, known as the Battle Spring Formation. The Battle Spring Formation includes impermeable carbonaceous shales that created an impermeable boundary for uranium deposits.

The Fort Union Formation is exposed at the surface around the boundary of the GDB. The Fort Union Formation is described as an interbedded sequence of white, gray, tan, buff and brown sandstone, gray to black shale, carbonaceous shale, siltstone, local conglomerate beds and (usually) thin coal beds (Gregory et al., 2010). It may truncate and unconformably overlie older units near basin margins. The Fort Union is unconformably underlain by the Cretaceous Lance Formation and regionally overlain by either the Eocene Wasatch or Battle Spring Formation.

The Lance Formation is described as a gray to buff fine-grained to very fine-grained silty sandstone interbedded with drab to light-green to gray locally carbonaceous siltstone and thin conglomeratic lenses locally (Gregory et al., 2010). The Lance Formation contains the upper Red Rim Member and the lower (unnamed) member. The Red Rim Member is a prominent sandstone package named for its color as it crops out south of Interstate 80 on the eastern rim of the WB (Lynds and Carroll, 2015).

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Overbank and floodplain deposits in the Battle Spring Formation also were likely to restrict groundwater flow. These boundaries focused uranium-rich waters into confined permeable units. Faulting also created structural and permeability control (Wallis, 2005).

6.1.3	Wind River Basin

The Clarkson Hill project area is located near the southern and eastern margin of the WRB just west of the Casper Arch, which separates the PRB and WRB. The WRB is a structural basin in west-central Wyoming. The basin is bounded by the Wind River Range to the west, the Casper Arch to the east, the Owl Creek Mountains to the north and the Granite Mountains to the south. The WRB is filled with marine, lacustrine and fluvial sediments ranging in age from Paleozoic to Cenozoic. Figure 6-7 is a generalized stratigraphic column of the WRB. Figure 6-8 shows a cross section location map for the Clarkson Hill project area, and the cross section is shown on Figure 6-8a.

Both the Wind River and Fort Union formations are Cenozoic fluvial sedimentary deposits containing sandstone with economic quantities of uranium. The primary source of sediments for the Wind River and Fort Union formations in the eastern WRB was the ancestral Granite Mountains along the southern boundary of the basin. The Granite Mountains were formed during the Laramide Orogeny, a period of extensive mountain building that began at the end of the Mesozoic Era and continued into the early Cenozoic Era. Subsequent erosion of the Granite Mountain highlands coupled with the down-warping of adjacent basins, such as the WRB and PRB, combined to accumulate thousands of feet of sedimentary deposits.

The Paleocene Fort Union is the oldest Tertiary formation and consists of sandstone, siltstone, shale, coal and local conglomerates. The Fort Union is overlain, often unconformably, by the Eocene Wind River Formation, which consists of sandstones, conglomerates, siltstones and shale. Overlying the Wind River Formation is the Oligocene White River Formation. The White River Formation also consists of sandstones, siltstone and shale; however, along with fluvial deposition of the sands and clays, substantial volumes of windblown volcanic ash (tuffs) were also deposited. This volcanic ash is regarded by many as the source of uranium for many Wyoming sandstone uranium deposits. Economic uranium deposits in the WRB typically occur as roll-front deposits in porous sandstones within the Wind River and Fort Union formations.

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Figure 6‑4:	GGRB Stratigraphy and Sedimentary Relationships

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Figure 6‑5:	Jab/West Jab Project Area Cross-Section Location Map

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Figure 6‑5a:	Jab/West Jab Project Area Cross-Section

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Figure 6‑6:	Red Rim Project Area Cross-Section Location Map

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Figure 6‑6a:	Red Rim Project Area Cross-Section

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Figure 6‑7:	Wind River Basin Stratigraphic Column

Source: Rich, 1962

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Figure 6‑8:	Clarkson Hill Project Area Cross-Section Location Map

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Figure 6‑8a:	Clarkson Hill Project Area Cross-Section

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6.2	Local Geology

6.2.1	Powder River Basin

The Charlie, Christensen Ranch, Irigaray, Moore Ranch and Reno Creek project areas target mineralization in the Eocene-aged Wasatch Formation. Mineralization at the Allemand-Ross and Ludeman project areas occurs in the Paleocene Fort Union Formation. The Barge project area mineralization is in both the Wasatch Formation and the Fort Union Formation. Mineralization at the Nine Mile project area occurs in the Cretaceous Mesa Verde Formation.

Wasatch Formation-hosted Mineralization

Mineralization in the project areas occurs in fluvial sandstones of the lower parts of the Wasatch Formation. Most of the upper Wasatch Formation has been eroded away. The sandstones are arkosic, fine to coarse-grained, with local calcareous lenses. The sandstones contain minor amounts of organic carbon that occurs as dispersed bits or as stringers. Unaltered sandstones are generally gray, while altered sandstones are tan or pink due to hematite or show yellowish coloring due to limonite (Utah International, 1971).

Pyrite occurs in several forms within the host sandstones. In unaltered sandstones, pyrite occurs as small to large single euhedral crystals associated with magnetite, ilmenite and other dark detrital minerals. In altered sandstone, pyrite is typically absent, but locally occurs as tarnished, very fine-grained euhedral crystals. In areas of intense or heavy mineralization, pyrite locally occurs as massive, tarnished crystal aggregates (Utah International, 1971).

At the Barge project area, the “A sand” unit in the Wasatch Formation is the shallowest of four mineralized sand units. The remaining mineralized sand units are in the Fort Union Formation and are discussed below. The A sand mineralized trend is located in the northern portion of the Barge project area and is approximately 4,500 ft long.

At the Charlie Project, the Wasatch Formation sand units have been subdivided into eight separate sub-roll-fronts within the overall mineralized horizon (PRI, 1995). The sands have been designated locally as A through G in descending order. The majority of the currently defined mineral resource falls within the A through D sands, which have a combined thickness of approximately 80 to 100 ft. While mineralization is present in the F and G sands, less than 40 of the over 1,100 drill holes fully penetrated the F and G sands. Similarly, the E sand has only been partially explored.

Mineral resources at the Christensen Ranch and Irigaray project areas are within the fluvial sands of the Wasatch Formation. The sands have been designated K1 through K4 in descending order. These sands vary in thickness from 0 to 100 ft within the Christensen Ranch and Irigaray project areas. They coalesce within portions of the project areas and form massive sequences of roughly 250 ft in thickness. The K1 through K4 sands host uranium roll-front systems, each of which is composed of multiple stacked individual roll-front deposits.

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These sands are typically cross-bedded, graded sequences fining upward from very coarse-grained at the base to fine-grained at the top, representing sedimentary cycles from 5 to 20 ft thick. Stacking of depositional cycles resulted in sandstone body ranging in thickness from less than 75 ft to over 200 ft. The Felix Coal seams and the Badger Coal seam are largely laterally continuous and provide important correlation points across the project. Mineralization at the Bing, Moore, North Reno Creek and South Reno Creek resource areas occurs below the Felix Coal seams. At the Pine Tree resource area, the Felix Coal seams are not present and mineralization is also present in shallower deposits.

Geology at Moore Ranch is similar to the geology at the North Reno Creek and Southwest Reno Creek resource areas and includes the Felix and Badger coals. The “70 Sand” mineralized host sand lies 5 to 30 ft below the Felix Coal at an average depth of 180 ft below ground surface and is 40 to 120 ft thick.

Fort Union Formation-hosted Mineralization

The host rocks for the uranium ore deposits in the project areas are the arkosic sandstones of the Fort Union Formation, which underlies the Wasatch Formation. These channel deposits are confined by mudstones that serve as aquitards to the water saturated aquifers (Lemmers and Smith, 1981).

The arkosic sandstones of the Fort Union Formation are gray to red, clay-rich, cross-bedded, cherty and poorly sorted, with grain sizes in individual beds ranging from fine to very coarse with coarse being the average. Minor to very abundant pyrite and carbonaceous material are present in most of the unaltered (unoxidized) channel deposits. The finer grained rocks range from medium gray siltstones to dark gray carbonaceous claystones. Structure contours indicate a gentle dip to the northeast at an average of one degree (Lemmers and Smith, 1981).

At the Allemand-Ross project area, the Fort Union Formation is divided into three members, with mineralized sands in the Lebo Member. However, in certain areas at the edge of the PRB, the contacts between members become uncertain and the Fort Union is broken up into two members, the Upper and Lower Fort Union Formation (Sharp and Gibbons, 1964). Mineralization at the Allemand-Ross project area is in five sandstone units, designated as the 10, 20, 30, 40 and 50 sands in ascending order. The thicknesses of the individual sand units range from less than 10 ft to over 150 ft.

In the Barge project area, three units of the Fort Union Formation host mineralization. These units have been designated the U, M and L sands in descending order. The thickness of these units varies from 55 to 75 ft. The 10 trends in the U, M and L sands at the Barge project area range in length from 2,400 to over 10,000 ft.

Mineralization at the Ludeman project area occurs in the Lower Member of the Fort Union Formation, which correlates to Lebo Member mineralization at the Allemand-Ross project area (WWC, 2019b; WWC 2019c). The primary hosts for mineralization are, in ascending order, the 70, 80 and 90 sands. These sands vary in thickness across the Ludeman project area and can be over 150 ft thick. The underlying 40 and 50 sands contain lesser amounts of resources and have not been as fully explored.

Mesa Verde Formation-hosted Mineralization

At the Nine Mile project area, uranium mineralization occurs within the upper portions of the Mesa Verde Formation, which is overlain by the Lewis Shale and underlain by the Cody Shale. Locally the Mesa Verde Formation is subdivided into the Teapot Sandstone and Nine Mile Facies (Atherley et al., 1981). The Teapot Sandstone is sub-arkosic, medium to fine-grained, angular to sub-angular and moderate to well sorted (Nigbor et al., 1982).

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Mineralization at the Nine Mile project area occurs in both the Upper and Lower sands of the Teapot Sandstone. The combined thickness of the Upper Teapot and Lower Teapot ranges from 50 to 100 ft. Both sand units are laterally extensive across the project area. Uranium mineralization is of the roll-front type with an average thickness of nine ft. The principal uranium mineral is uraninite (UO2) with minor amounts of coffinite a uranium silicate. The principal reductant appears to be carbonaceous material and lignites interspersed in zones of mineralization (Nigbor et al., 1982).

6.2.2	Greater Green River Basin

Mineralization at the Jab/West Jab project area occurs in the Battle Spring Formation, and mineralization at the Red Rim project area occurs in the Fort Union Formation.

Battle Spring Formation-hosted Mineralization

The Battle Spring Formation was deposited by a large alluvial fan system and consists of very fine to very coarse-grained arkosic sandstones with interbedded thick shales, mudstones and localized conglomerates. The Battle Spring Formation is relatively flat in the Jab/West Jab project areas.

Within the Jab project area, mineralization occurs as trend that is approximately 10,000 ft long and 100 to over 1,000 ft wide. Mineralization is within a single sandstone unit and ranges in thickness from less than 1 to over 40 ft. The Jab project area contains the Silverbell and RD areas, which are divided by a high-angle normal fault with approximately 80 ft of displacement. The Silverbell portion of the mineralization is on the down-thrown side of the fault, and the RD portion of the mineralization is on the up-thrown side of the fault.

At the West Jab project area, mineralization occurs along a trend that is approximately 7,100 ft long and 50 to over 200 ft wide. Most of the mineralization occurs within a single unit; however, in the northeast portion of the project, there is also mineralization in a lower sand unit (BRS, 2019b). Mineralized thickness at the West Jab project area ranges from less than 1 to over 25 ft.

Fort Union Formation-hosted Mineralization

The Fort Union Formation is a medium to coarse-grained arkosic sandstone that generally grades upward. The Fort Union is unconformably underlain by the Cretaceous Lance Formation and regionally overlain by the Eocene Wasatch Formation. North of Separation Creek, the basal portion of the Fort Union Formation is a prominent ridge-forming unit that is composed of dominantly arkosic sandstone that is often altered. South of Separation Creek, the formation becomes less resistant, is composed of sub-arkosic to quartzose, and is generally not altered. The two commonly cited sources of uranium for the Red Rim are the Granite Mountains and leaching of Oligocene and Miocene volcanics.

Uranium deposits at the Red Rim project area occur as roll-fronts in a single sand unit within the lower Fort Union Formation, near the contact with the Lance Formation. The host sandstone unit has been designated the #3 sand, and ranges in thickness from approximately 60 to 120 ft. Mineralized thickness ranges from 1 to 23.5 ft.

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6.2.3	Wind River Basin

Mineralization at the Clarkson Hill project area occurs in the Fort Union Formation. Mineralization has also been reported in the overlying Wind River Formation, but exploration has not characterized this mineralization.

Fort Union Formation-hosted Mineralization

The Paleocene Fort Union Formation is a terrestrial sedimentary deposit consisting of sandstone, siltstone, shale, coal and local conglomerates. The primary source of Fort Union Formation sediments was the ancestral Granite Mountains west and south of the Clarkson Hill project area. At the project area, the Fort Union Formation is approximately 75 to 150 ft thick.

At the Clarkson Hill project area, mineralization occurs at multiple depths within the Fort Union Formation. Mineralized thickness ranges from less than 5 to over 20 ft, and the mineralized trend is approximately 5,500 ft long.

6.3	Mineralization and Deposit Type

Uranium mineralization at all of the project areas is typical of Wyoming roll-front sandstone deposits. The formation of roll-front deposits is largely a groundwater process that occurs when uranium-rich, oxygenated groundwater interacts with a reducing environment in the subsurface and precipitates uranium. The most favorable host rocks for roll-fronts are permeable sandstones within large aquifer systems. Interbedded mudstone, claystone and siltstone are often present and aid in the formation process by focusing groundwater flow. The geometry of mineralization is dominated by the classic roll-front “C” shape or crescent configuration at the redox interface. The highest-grade portion of the front occurs in a zone termed the “nose” within reduced ground just ahead of the alteration front. Ahead of the nose, at the leading edge of the solution front, mineral quality gradually diminishes to barren within the “seepage” zone. Trailing behind the nose, in oxidized (altered) ground, are weak remnants of mineralization referred to as “tails,” which have resisted re-mobilization to the nose due to association with shale, carbonaceous material or other lithologies of lower permeability. Tails are generally not amenable to ISR because the uranium is typically found within strongly reduced or impermeable strata, therefore making it difficult to leach (Davis, 1969; Rackley, 1972).

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7.0	EXPLORATION

7.1	Drilling Programs

Drilling was conducted by conventional rotary methods using a variety of bit diameters and configurations. Drilling programs generally followed industry standards where cuttings are collected at regular intervals and examined by an on-site geologist to record lithology and geochemical alteration (redox state). Holes are then probed using gamma ray, spontaneous potential and single point resistance or other logging methods to aid in grade estimation and lithologic correlation.

Cores were also collected from a limited number of holes throughout the project areas. Cores were collected at the drill by a geologist, boxed and labeled as appropriate and transported to a secure facility. Cores were then logged and scanned with radiation detection devices, and samples were identified and marked. Core samples were then sent to laboratories for testing for disequilibrium, metallurgy and hydrogeological parameters.

Since acquiring the properties, UEC has performed no exploration and has relied entirely on legacy data for the updated mineral resource estimates and project planning. Table 7-1 summarizes the historical exploration programs that have been conducted at the project areas. Figures 7-1 through 7-5 depict the drill holes at each project area.

Considering the number of drill holes and associated data, the QP did not review all of the drilling information for the project areas. Rather, the QP reviewed select logs from each of the project areas and evaluated the quality and nature of the work done by previous owners. In the opinion of the QP, previous exploration work by multiple operators/owners was conducted using industry-standard practices and procedures meeting regulatory requirements in place at the time the work was conducted.

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Table 7-1:	Project Area Drilling Programs Summary

Project Area	Number of Drill holes	Number of Core Holes	Year Range	Total Drill Footage
				(ft)
Allemand-Ross	1,642	35	1967 – 2010	2,183,387
Barge	6,875	(1)	1969 – 1985	N/A(2)
Charlie	1,319	16	1972 - 1994	N/A(2)
Christensen Ranch	14,499	142	1967 – 2000	7,223,715
Clarkson Hill	255	17	1968 - 2008	N/A(2)
Irigaray	1,832	(1)	1969 – 1996	688,302
Jab/West Jab	2,854	(1)	1972 – 2007	1,006,120
Ludeman	7,567	(1)	1967 – 2012	3,783,022
Jab/West Jab	2,854	(1)	1972 – 2007	1,006,120
Moore Ranch	3,503	134	1971 - 2011	1,162,202
Nine Mile	1,145	26	1972 - 2006	N/A(2)
Red Rim	138	(1)	1976 - 1981	N/A(2)
Reno Creek	10,151	42	1968 – 2013	N/A(2)

Notes:

1.         Core holes included in drill hole count.

2.         The total drill footage completed in this project area is not available.

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Figure 7-1:	Drill Hole Map for the Charlie, Christensen Ranch, Irigaray, Moore Ranch and Reno Creek Project Areas

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Figure 7‑2:	Drill Hole Map for the Allemand-Ross, Barge and Ludeman Project Areas

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Figure 7‑3:	Drill Hole Map for the Clarkson Hill and Nine Mile Project Areas

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Figure 7‑4:	Drill Hole Map for the Jab/West Jab Project Area

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Figure 7-5:	Drill Hole Map for the Red Rim Project Area

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7.2	Hydrogeologic Information

The hydrogeologic investigations conducted in the project areas include surface water and groundwater investigations, aquifer property investigations and groundwater modeling.

Surface water and groundwater investigations have been conducted with respect to water quality and surface water flow characteristics. These investigations were conducted as part of general site investigations and to satisfy regulatory requirements for baseline site characterization. Water quality testing has consisted of sampling wells, stream channels and impoundments within and near the project areas. At some projects, samples were collected regularly throughout the year according to state and federal regulatory requirements for baseline sampling plans. At other projects, limited sampling was conducted for general investigative purposes. Sampling programs conducted as part of baseline characterization for permitting must follow standard procedures for sample security and quality assurance/quality control (QA/QC), including chain-of-custody forms and appropriate duplicate and blank samples.

The dominant method for determining hydraulic properties of the aquifers in the project areas is in-situ testing using aquifer pump tests. Aquifer pump tests conducted included single and multi-well tests, where a well is pumped at a specific flow rate and the drawdown or response in neighboring wells is observed. The observations are analyzed to estimate parameters such as the transmissivity and storage coefficient of the aquifer. Aquifer pump test results allow in-situ characterization of the production zone aquifer to demonstrate sufficient geologic confinement and transmissivity for ISR operations. Aquifer pump testing has historically and is currently the industry standard for characterization of groundwater flow parameters. In some cases, lab physical testing of core samples for permeability and porosity was also conducted. Procedures related to core sampling and testing are discussed in Chapter 8.1 of this TRS.

The QP was unable to review all of the data associated with hydrogeologic investigations at the project areas due to the quantity of data. In addition, some of the data were not available for the review. It is the opinion of the QP that previous hydrogeologic studies were generally conducted using industry-standard practices and procedures meeting regulatory requirements in place at the time the work was conducted. Historical mining in areas not previously evaluated for hydrogeologic conditions would suggest that physical characteristics of the host formations are conducive to ISR.

The level of hydrogeologic investigation conducted for the individual project areas generally correlates to the overall progress of the Project, as it relates to regulatory permitting and approval. Extensive hydrogeologic testing is required to obtain state and federal permits for ISR operations. UEC’s project areas included in this TRS are in varying stages of development. Some project areas such as Christensen Ranch have been developed and have had significant production, while other project areas such as Barge have not yet been permitted. Table 7-2 classifies the extent of hydrogeologic investigations that have been conducted in each project area. For additional details on the hydrogeologic investigations conducted in the project areas, please refer to the applicable permit documents for each project area, which are available from WDEQ.

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Table 7-2:	Extent of Project Area Hydrogeologic Investigations

Project Area	Surface Water Investigation	Groundwater Investigation	Aquifer Hydraulic Property Investigations	Groundwater Modeling	Notes
Allemand-Ross	Low	Medium	Medium	Low

The Allemand-Ross project area has not been permitted, although some historical and recent groundwater investigations have been conducted. The investigations include water quality analysis and aquifer testing.

Barge	Low	Low	Low	Low

The Barge project area has not been permitted for uranium recovery; therefore, limited hydrogeologic investigation has been conducted. The QP believes formations will support ISR based on nearby projects and operations.

Charlie	High	High	High	High

The Charlie project area has been extensively investigated. Analyses include single well and multiple well aquifer pump tests, groundwater models and water quality testing conducted in support of permitting actions and for mine planning.

Christensen Ranch	High	High	High	High

The Christensen Ranch project area is fully permitted and has been extensively investigated. Analyses include historical and recent aquifer pump tests, groundwater models and water quality testing conducted in support of state and federal permitting actions and for mine planning.

Clarkson Hill	Low	Low	Low	Low

The Clarkson Hill project area has not been permitted for uranium recovery, and no recent surface water or hydrogeologic investigations have been conducted. The QP believes investigation of the host formation hydrogeologic conditions is needed to support an economic analysis of ISR mining.

Irigaray	Low	Medium	Medium	Medium

Although a majority of the resources in the Irigaray project area are not permitted, historical groundwater investigations including aquifer pump testing and groundwater modeling have been conducted. Limited investigation has been conducted with respect to classifying surface water and groundwater quality outside of the permitted area.

Jab/West Jab	Medium	Medium	Medium	Low

The Jab project area was included in a previous uranium recovery permitting action that was submitted in 2008 but then withdrawn. As part of the permitting action, considerable hydrogeologic investigation was conducted, including water quality and aquifer pump testing. Comprehensive hydrogeologic investigations at the West Jab project area have not been conducted, although some historical groundwater investigations occurred in the 1980s.

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Table 7-2:	Extent of Project Area Hydrogeologic Investigations (Continued)

Project Area	Surface Water Investigation	Groundwater Investigation	Aquifer Hydraulic Property Investigations	Groundwater Modeling	Notes
Ludeman	High	High	High	Medium

The Ludeman project area is fully permitted and has been extensively investigated. Analyses include historical and recent aquifer pump tests, groundwater modeling and water quality testing conducted in support of state and federal permitting actions and for mine planning.

Moore Ranch	High	High	High	High

The Moore Ranch project area is fully permitted and has been extensively investigated. Analyses include historical and recent aquifer pump tests, groundwater models and water quality analysis conducted in support of state and federal permitting actions and for mine planning.

Nine Mile	Low	Medium	Medium	Low

Hydrogeologic data for the Nine Mile project area, including permeability and groundwater velocity, were collected by RME and reported in Nigbor et al., 1982; however, the methods and number of aquifer tests are not reported. Pilot-scale ISR mining by RME and U.S. Bureau of Mines at the Nine Mile project area showed the formation has hydrogeologic properties amenable to ISR mining.

Red Rim	Low	Low	Low	Low

The Red Rim project area has not been permitted for uranium recovery, and no surface water or hydrogeologic investigations have been conducted. The QP believes investigation of the host formation hydrogeologic conditions is needed to support an economic analysis of ISR mining.

Reno Creek	Medium	Medium	High	Medium

Most of the North Reno Creek and Southwest Reno Creek resource areas have been extensively investigated as part of previous permitting actions. The Bing, Moore and Pine Tree resource areas have not been permitted and, therefore, have not been as thoroughly investigated, although aquifer pump tests have been conducted in these areas. Testing to date is adequate to characterize the project area for regulatory and high-level operational purposes. Pilot-scale R&D ISR mining showed the formation has hydrogeologic properties amenable to ISR mining.

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September 2022

7.3	Geotechnical Information

Project areas where geotechnical investigations have been conducted include Christensen Ranch, Irigaray, Ludeman and Reno Creek. Investigations generally included shallow borings to determine soil properties and depth to groundwater for designs of plant building foundations and holding ponds. Additional details of the investigation at the Reno Creek project area are included in the TRS prepared for the Reno Creek Project (WWC, 2022). Details of investigations conducted at the Christensen Ranch and Irigaray project areas are included in the permit documents for the Willow Creek Project. These documents are available from the WDEQ. Geotechnical investigations will be conducted at the other project areas prior to construction of satellite plants, holding ponds and other associated infrastructure.

The QP noted that the Christensen Ranch and Irigaray facilities have already been constructed, and to the QP’s knowledge, these facilities are currently functioning without issue. The QP reviewed the geotechnical investigation conducted at the Reno Creek project area. In the opinion of the QP, the methodology of these investigations is appropriate, and the results are reasonable and acceptable.

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7-11
September 2022

8.0	SAMPLE PREPARATION, ANALYSES AND SECURITY

8.1	Typical and Standard Industry Methods

UEC has not carried out any sampling on the Project. Mineral resource estimates are based on historical drill hole data that were acquired by UEC. UEC has no direct knowledge of the sample preparation, analyses and security for this work and has relied on information provided in previous reporting. Based on the QP’s review of the Project data and previous reporting, it is the QP’s opinion that exploration was conducted and documented in accordance with industry standards in place at the time the work was performed. Details on sample preparation, analysis and security are not available for all the work previously performed. Mineral resource estimates are based on data from drill hole gamma ray logs and laboratory assay of core samples. The QP has verified these data as described in Chapter 9.

UEC has QA/QC procedures to guide drilling, logging, sampling, analytical testing, sample handling and storage. UEC has followed these procedures as they relate to handling and storing previously collected data.

The sample preparation, analyses and security procedures typically used in previous Project work are described below, along with UEC’s procedures for sample and data handling and storage.

Downhole Geophysical Logging

Geophysical logging was routinely conducted for drill holes on the Project. Geophysical logs typically collected data for gamma ray, single-point resistance, spontaneous potential and drill hole deviation. Natural gamma logs provide an indirect measurement of uranium content by logging gamma radiation in counts per second (CPS) at 0.1 ft intervals. CPS are then converted to equivalent U3O8 (eU3O8). The conversion requires an algorithm and several correction factors that are applied to the CPS value. The correction factors include a k-factor, dead time factor and water factor. K-factors and dead times vary from probe to probe and can also vary in each probe over time. Industry standards include regular recalibration of gamma ray probes at a U.S. Department of Energy test pit. The nearest test pit locations are Casper, Wyoming and Grand Junction, Colorado.

Downhole deviation surveys were also routinely conducted in drill holes and provide true depth, azimuth and distance from collar location. Industry standards include evaluating deviation and applying true depth corrections, if necessary. No true depth corrections were required for the Project.

Drill hole locations were surveyed using traditional or GPS methods, depending on when the work was performed. All recent drill hole collar locations were surveyed using Trimble GPS technology to provide easting and northing coordinates and elevations.

Drill hole locations and logs were provided to UEC in paper and/or digital formats. UEC transferred paper locations and logs to digital formats. Any field geologist’s lithology logs were also included for further evaluation. UEC maintains Project drill hole data on a local, secure server with physical backups.

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September 2022

Core Drilling

Cores are typically collected at the drill by the supervising geologist, then boxed and labeled with appropriate identification. Core boxes are transported to a locked storage facility and stored securely until core samples are prepared and sent under chain-of-custody for laboratory analysis. Geophysical logging of core holes is typically performed using the same procedures as in conventional rotary drill holes.

In general, core sample preparation and analysis followed standard industry practices. These practices included: measurement and detailed geologic descriptions, evaluation using hand-held scintillometer, correlation with down hole geophysical logs, bagging and sealing to prevent oxidation, and boxing to maintain core integrity.

Core samples from the Project were analyzed by multiple independent laboratories including Core Laboratories in Denver, Colorado and Houston, Texas; Energy Laboratories in Casper, Wyoming; J.E. Litz and Associates of Golden, Colorado; Weatherford Laboratories (now Stratum Reservoir) of Casper, Wyoming; Inter-Mountain Laboratories, Inc. (now Pace Analytical Services, LLC) of Sheridan, Wyoming; and Skyline Laboratories of Wheatridge, Colorado.

Equilibrium Studies

The great majority of the data available for estimating mineral resources is radiometric logging data from which the uranium content is interpreted. Radiometric equilibrium conditions may affect the grade and spatial location of uranium in the mineralization. Generally, the equilibrium ratio of chemical U3O8 (c) to radiometric eU3O8 (e) is assumed to be one, i.e., equilibrium is assumed. Equilibrium occurs when the relationship of uranium to its naturally occurring radioactive progeny is in balance. Oxygenated groundwater moving through a deposit can disperse uranium down the groundwater gradient, leaving most of the progeny in place. The dispersed uranium will be in a favorable state of disequilibrium (c/e greater than one), while the depleted area will be in an unfavorable state (c/e less than one). The effect of disequilibrium can vary within a deposit and has been shown to be variable from the oxidized to the reduced side of the roll-fronts.

Previous reports for six of the project areas determined that data were adequate to evaluate equilibrium conditions. All of these evaluations concluded that the project areas exhibited radiometric equilibrium. Data for the remaining project areas were not adequate to evaluate radiometric equilibrium conditions.

Lithologic Logs

Standard industry practice is to collect drill cutting samples from all drill holes, typically at five ft depth intervals. These samples are documented by a field geologist, who prepares a lithologic log for the drill hole. Lithologic logs are not used directly in the preparation of mineral resource estimates, but they are valuable for confirming geophysical log interpretation and for identifying redox conditions based on sample color. Identifying redox conditions in the host formation is critical for the interpretation and mapping of roll-fronts.

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September 2022

Groundwater Quality Testing

The pre-operational baseline collection period utilized guidance from WDEQ/LQD Guideline 4, WDEQ/WQD Guideline 8 and NRC Regulatory Guides 4.14 and 4.15 to ensure proper QA/QC procedures were implemented during all sampling efforts.

All samples were sent to labs where testing was conducted in accordance with applicable rules and regulations.

Key QA/QC procedures utilized included:

●	establishing monitoring locations and frequency of sampling efforts in accordance with applicable WDEQ and NRC rules and regulations;

●

ensuring all field parameters were stabilized for three consecutive readings prior to sample collection as required when low-flow sampling techniques are used (WDEQ/LQD Guideline 4, Reference Document 10);

●	adhering to all sample preservation and handling requirements;

●	establishing a documented chain-of-custody program;

●	collecting random duplicate samples as required;

●	collecting field blank samples as required; and

●	maintaining current field equipment calibration schedules as required by the manufacturer.

8.2	QP Opinion on Sample Preparation, Security and Analytical Procedures

In the opinion of the QP:

●

drill programs included downhole gamma ray, spontaneous potential and single point resistance logs. Industry-standard practice is that gamma ray probes are calibrated at a U.S. Department of Energy test pit and are checked routinely in a local bore hole as a QC measure. Uranium grades (eU3O8) are based entirely on probe data and are considered to have adequate QC. Both the probe use and QC measures are in line with uranium industry-standard operating procedures;

●

sample collection, preparation, analysis and security for core hole drill programs are in line with industry-standard methods for roll-front uranium deposits, but the data are used only for disequilibrium studies;

●	digital database construction and security are adequate. The physical database is properly organized and secure; and

●	data ware subject to validation and checks that are considered appropriate and consistent with industry standards.

The QP did not review all procedures conducted for sample preparation, analysis and security for each sample due to the quantity of the associated data. In the opinion of the QP, previous operators/owners used industry-standard practices and procedures meeting regulatory requirements in place at the time the work was conducted. The QP is of the opinion that the quality of the uranium analytical data is sufficiently reliable to support mineral resource estimation without limitations on mineral resource confidence categories.

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September 2022

9.0	DATA VERIFICATION

9.1	Summary

The following is a summary of all data verification efforts for each project area discussed in this TRS.

Allemand-Ross

●

Data used for the resource estimate at the Allemand-Ross project area consisted of drill maps, cross-sections, geophysical logs, lithologic logs and historical reports developed by Conoco intent on developing the property as a production center. Industry-standard methods were used at the time of data collection.

●	Paper records of historical radiometric data were input into a spreadsheet. Radiometric log interpretation was spot checked for the higher-grade intercepts.

●

Historical drill hole locations were verified by plotting their coordinates and checking against original maps. Field checks of historical drill hole locations were conducted, and the locations were found to be within acceptable tolerances. Historical drill hole location coordinates were then converted to match the North American Datum (NAD) 83 coordinate system for recent drill holes. Approximately 10% of the historical drill holes were resurveyed.

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation and locations that had utilized modern survey-grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historical data.

●	Since no historical core samples exist for verification, core drilling of the project area was conducted in 2005 with the completion of 11 holes.

●

WWC prepared an independent Canadian National Instrument 43-101 (NI 43-101) Technical Report on resources for this project area in April 2019 (WWC, 2019c). The current resource estimate is based on that report.

Barge

●	Data used for the resource estimate at the Barge project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●	The QP reviewed the mineral resource model and, in the QP’s opinion, the model is accurate and reliable.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project was prepared in April 2019 by BRS, Inc. (2019a). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

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September 2022

Charlie

●	Data used for the resource estimate at the Charlie project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project area was prepared in April 2019 (BRS, 2019c), and a Preliminary Economic Assessment was prepared in September 2019 (BRS, 2019d) by BRS, Inc. The QP has reviewed the data verification procedures of these reports and considers the procedures credible and reliable.

Christensen Ranch and Irigaray

●

The resource estimate is based on historical drill holes with uranium assays by gamma logging and a limited number of core holes with chemical assays. Industry-standard methods were used at the time of data collection.

●

Both the Christensen Ranch and Irigaray project areas have been successfully mined since 1978 and are currently on care and maintenance. Past production from both project areas confirms the presence of significant mineral resources that were estimated using similar methods.

●

A study was conducted in 1982 that compared the chemical assays of 77 historical core holes drilled on the property with radiometric data that had been reinterpreted. Conclusions of the study indicate that the total grade thicknesses (GTs) are well within the margin of error expected in such calculations, but that radiometric interpretations showed a bias. The original estimates underestimated the in-place grades and overestimated the in-place thicknesses of mineralized zones. It was concluded that these biases effectively offset one another (Scott Wilson Mining, 2010).

●

Another study was conducted in 1994 with prompt fission neutron (PFN) logging equipment to determine equilibrium and the extent of remobilized uranium in a producing wellfield. Core samples were also collected and chemically assayed to check the accuracy of the PFN logging and further determine disequilibrium. The study found that the PFN logging determined the same vertical and horizontal mineralization limits as the gamma logs. Core hole chemical assays were also compared with historical gamma logs, and the results indicated reasonably good correlations between the two (Scott Wilson Mining, 2010).

●

A WWC professional previously worked at the Christensen Ranch and Irigaray project areas from 1995 until 1999. During that time, he was the only on-staff geologist at the project areas and was responsible for reviewing thousands of logs for mine unit planning and development and has personal knowledge of the data quality.

Clarkson Hill

●	Data used for the resource estimate at the Clarkson Hill project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project was prepared in July 2017 by BRS, Inc. (2017b). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

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September 2022

Jab/West Jab

●	Data used for the resource estimate at the Jab/West Jab project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●	The QP reviewed a random sampling of 10% of the original logs and compared the GT, intercept depth and location to the mineral intercept table used in the GT contour mineral resource estimate.

●

Confirmation drilling to validate historical data on the Jab portion of the project area was conducted by previous owners in 2006 and 2007. 20 offset holes were drilled within 10 ft of the surface location of historical holes. With respect to total GT of all 20 verification holes, the variance from historical holes was less than 1%; however, variation in individual holes was higher. The GT variation of offset holes ranged from 39% less to 142% more than the historical holes.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project area was prepared in April 2019 by BRS, Inc. (2019b). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

Ludeman

●

Data used for the resource estimate at the Ludeman project area consisted of drill maps, cross-sections, geophysical logs, lithologic logs, reports and digital databases. Industry-standard methods were used at the time of data collection.

●	Historical radiometric data log interpretation was spot checked for the higher-grade intercepts.

●

Historical drill hole locations were verified by plotting their coordinates and checking against original maps. Historical drill hole location coordinates were then converted to match the NAD 83 coordinate system for recent drill holes. Approximately 10% of the historical drill holes were resurveyed.

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation and locations that had utilized modern survey-grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historical data.

●

The Ludeman project area has been host to two successful pilot plant studies. The Luenberger Pilot was in production for 12 months from two wellfields, which recovered a combined 14,600 lbs U3O8. Recovery rates in the two wellfields were 68% and 27% of estimated in-place resources, and peak head grades were 175 ppm and 32 ppm (UNC Teton-Nedco, 1983). The North Platte Pilot was in production for five months with total recovery of 1,515 lbs of U3O8 at a recovery rate of 27% (Ortiz, 2005). Baseline investigations for a third pilot study were conducted by the APS Commission; however, actual pilot-scale production was never conducted. Laboratory leach testing noted that the overall recovery averaged 76% of estimated in-place resource (Hazen, 1984).

●	WWC prepared an independent NI 43-101 Technical Report on Resources for this project area in April 2019 (WWC, 2019b). The current resource estimate is based on that report.

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September 2022

Moore Ranch

●

Data used for the resource estimate at the Moore Ranch project area consisted of drill maps, cross-sections, geophysical logs and lithologic logs developed by Conoco, a major U.S. company, intent on developing the property as a production center. Industry-standard methods were used at the time of data collection.

●	Paper records of historical radiometric data were input into a spreadsheet. Radiometric log interpretation was spot checked for the higher-grade intercepts.

●

Historical drill hole locations were verified by plotting their coordinates and checking against original maps. Historical drill hole location coordinates were then converted to match the NAD 83 coordinate system for recent drill holes. Approximately 10% of the historical drill holes were resurveyed.

●

Recent drill hole data included collar elevation, collar location, grade and elevation of mineralized intercepts, bottom hole elevation and locations that had utilized modern survey-grade GPS equipment.

●	Confirmation drilling by way of offset holes has been conducted by previous owners to validate historical data.

●

Since no historical core samples exist for verification, core drilling of the project area was conducted in 2006 and 2008. The cores were assayed to verify historical data, and two were used for leach testing.

●	WWC prepared an independent NI 43-101 Technical Report on Resources for this project area in April 2019 (WWC, 2019a). The current resource estimate is based on that report.

Nine Mile

●	Data used for the resource estimate at the Nine Mile project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●

The Nine Mile project area was host to several pilot-scale ISR studies in the 1970s performed by RME, including a joint study with U.S. Bureau of Mines from 1977 to 1979. Pilot-scale ISR mining was conducted using four seven-spot patterns with a 50 ft radius. The testing demonstrated that uranium recovery using a sulfuric acid and hydrogen peroxide lixiviant was successful (Nigbor et al., 1982).

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project area was prepared in March 2018 by BRS, Inc. (2018). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

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September 2022

Red Rim

●	Data used for the resource estimate at the Red Rim project area consisted of original geophysical and lithologic logs and an electronic drill hole database.

●

An independent NI 43-101 Mineral Resource Technical Report Resource Estimate for the project area was prepared in March 2017 by BRS, Inc. (2017a). The QP has reviewed the data verification procedures of this report and considers the procedures credible and reliable.

Reno Creek

●

WWC prepared an independent TRS titled “S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project, Campbell County, WY USA,” which was current on December 31, 2021. That report details the resource estimate data verification for the Reno Creek project area (WWC, 2022).

9.2	Exploration Potential

9.2.1	Charlie Project Area

Exploration potential was estimated for several of the sand units at the Charlie project area. Exploration targets were defined for the E, F and G sand units. These units are deeper and were not as extensively drilled as the upper sand units A through D. While mineralization is present in drilling for the F and G sands, less than 40 of the over 1,100 drill holes fully penetrated the F and G sands. Similarly, the E sand has only been partially explored. Within the E sand there are areas where the drill data reflect sufficient thickness, grade and continuity to estimate indicated and inferred mineral resources as discussed in Chapter 11.

Methods

Exploration targets were estimated by applying a range of GT values, determined from available drill data, to an interpreted trend of mineralization. A trend for each of the exploration target areas was defined from drilling and/or geologic data based on a redox front interpreted from the drill data by the QP.

Specific parameters used included:

●	The average GT by sand varied from a low value of 0.63 (7.0 ft @ 0.09% eU3O8) to a high value of 1.28 (8.5 ft @ 0.151% eU3O8).

●	A width across the redox front of 50 ft was assumed for both the low and high cases.

●	The length of trend was interpreted as 10,060 ft without accounting for the typical sinuosity observed along roll-fronts.

Exploration Potential Estimate

Exploration potential estimates at the Charlie project area are shown in Table 9-1.

In the opinion of the QP, the methods used and results of the exploration potential for the Charlie project area are reasonable and standard for the ISR industry. However, exploration potential does not meet the SEC standards identified in S-K 1300 to be considered mineral resources or mineral reserves and, as such, there is no certainty that the exploration potential provided herein will be realized.

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September 2022

9.2.2	Jab/West Jab

Exploration potential was estimated for several of the trends at the Jab/West Jab project area. The mineral outline in the Jab area is mapped with sufficient data to provide an estimate of exploration potential. Table 9-2 contains the results from this estimate. These estimates were derived from drill holes with mineral intercept data where the spacing was too sparse to classify the resource. In the future, increased drilling in this area could upgrade this potential resource to a classified resource.

Methods

Exploration potential for the Jab/West Jab project area was derived from drill holes that were spaced too far apart (800+ ft) to be considered inferred. Resources were estimated on the basis of substantial geological evidence and by projecting mineralization along the defined redox front using the nearest available data points in areas of limited sampling data. The available data were sufficient to estimate exploration potential but not sufficient to verify geological and grade continuity to a level of confidence that would support the classification of the resource.

Exploration Potential Estimate

Exploration potential estimates at the Jab/West Jab project area are shown in Table 9-1.

In the opinion of the QP, the methods used and results of the exploration potential for the Jab/West Jab project area are reasonable and standard for the ISR industry. However, exploration potential does not meet the SEC standards identified in S-K 1300 to be considered mineral resources or mineral reserves and, as such, there is no certainty that the exploration potential provided herein will be realized.

Table 9‑1:         Project Exploration Potential

Exploration Potential	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Charlie
Exploration Potential	N/A	0.090 – 0.151	232 - 282	417,000 – 850,000
Charlie Project Area Exploration Potential Total Estimate			232 - 282	417,000 – 850,000
Jab
Exploration Potential	0.25	0.034	205	138,000
West Jab
Exploration Potential	0.25	0.091	110	200,000
Jab/West Jab Project Area Exploration Potential Total Estimate			315	338,000

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September 2022

9.3	Limitations

As noted in previous sections, all data used for mineral resource estimates is from historical drill holes and core samples that were collected by previous owners of the properties. In some instances, the data are not in the possession of UEC, and therefore were not available for review and verification by the QP. In addition, due to the sheer quantity of data associated with the project areas, the QP was unable to review all of the data.

The QP visited all of the project areas except the Barge project area, which was inaccessible.

9.4	QP Opinion on Data Adequacy

Based on the QP’s review of the Project data and previous reporting, it is the QP’s opinion that exploration was conducted and documented in accordance with industry standards in place at the time the work was performed. The QP finds the historical and more recent exploration data and the overall data adequacy to be reasonably sufficient for applying QA/QC techniques. The QP has verified the Project data as described above. The significant delineation and production drilling conducted at the Christensen Ranch and Irigaray project areas has repeatedly shown that the exploration methods used for the Project produce data that can be verified in a production scenario.

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September 2022

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Summary of Properties

UEC plans to use an ISR mineral extraction process to recover uranium from the host sandstone formations in the project areas. UEC will employ a leaching solution, lixiviant, composed of an oxidant and sodium bicarbonate, to bring the uranium to the surface through a series of injection and recovery wells.

The proposed mineral processing for the Project is the same as is currently being used or proposed at other ISR operations in Texas, Nebraska, New Mexico, and Wyoming. The components of uranium ISR are typically the following:

●	Wellfields to inject the lixiviant solution and recover the uranium, which is pumped to the surface by recovery wells and then to a satellite plant;

●	Processing in a satellite plant, which recovers dissolved uranium through an IX circuit onto resin, and transportation of the loaded resin to a CPP; and

●	Further processing in a CPP, which includes the following:

o	Elution Circuit to remove the uranium from the IX resins and produce a rich eluate;

o	Yellowcake circuit to precipitate the uranium as yellowcake from the rich eluate; and

o	Yellowcake dewatering, drying and packaging circuit to filter, dry and package the yellowcake for shipment.

UEC has not performed any metallurgical testing in the project areas since acquiring them. A summary of the mineral processing and metallurgical testing previously conducted for the project areas is included in Table 10-1.

Table 10-1.	Project Area Mineral Processing and Metallurgical Testing Summary

Project Area	Notes
Allemand-Ross	No recent mineral processing or metallurgical testing has been conducted on material from the Allemand-Ross project area or in-situ.
Barge

Mineralized material in the vicinity of the Barge project area was mined by open pit methods and recovered by conventional mineral processing. In addition, testing by RME of ISR at the Bear Creek mine utilized acidic lixiviant in various concentrations ranging from 5 to 12 mg/L H2SO4. The average uranium content in the effluent ranged from 50 to 80 ppm. The report recommends a lixiviant concentration of 3 mg/L H2SO4. Porosity in the sand of the Wasatch Formation was 28%. However, alkaline lixiviants commonly used in ISR were not tested (BRS, 2019a).

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September 2022

Table 10-1:	Project Area Mineral Processing and Metallurgical Testing Summary (Continued)

Project Area	Notes
Charlie

In 1994, PRI entered a joint venture agreement with Charlie project area owner Cotter and completed a feasibility study for development as an ISR mine. As part of the feasibility study PRI completed a comprehensive bench scale leach test in July 1994 (PRI, 1995) which concluded that the mineralized material could be successfully leached using carbonate lixiviants similar to those used at other Wyoming ISR operations including PRI’s Highland facility. Metallurgical testing concluded that an average uranium recovery of 76.5% could be achieved with a neutral alkaline lixiviant (pH 7.4 s.u., 150 psi O2, 0.5 g/l HCO3). While the uranium: vanadium ratio of the mineralization at the Charlie project area is reported to be 1.41:1, only trace amounts of vanadium and other metals were detected in the leach solutions.

Christensen Ranch/ Irigaray

Both the Christensen Ranch and Irigaray project areas have had extensive ISR uranium production. Christensen Ranch produced some 3.7 million pounds U3O8 from 1989 until 2000 and approximately 6.5-million lbs in total. Irigaray produced some 0.74 million pounds U3O8 from 1978 until 2000. There is an existing satellite IX plant at Christensen Ranch and an existing CPP at Irigaray.

Clarkson Hill	No recent mineral processing or metallurgical testing has been conducted on material from the Clarkson Hill project area or in-situ.
Jab/West Jab

UCC completed metallurgical testing of core samples from the Jab project area in 1981 to develop an acid leach using an on-site heap leach. Bench scale tests concluded that 95% recovery could be achieved using 35 lbs of H2SO4 per ton of mineralized material as a lixiviant with 4 lbs per ton of mineralized material NaClO3 as an oxidant. The study recommended using 85% recovery and 45 lbs per ton H2SO4 for feasibility purposes. Alkaline lixiviants commonly used in ISR were not tested. Hydrological studies completed in 1984 indicate that, except for the RD mineralized area, the geohydrological setting of the Jab/West Jab project area is suitable for ISR (BRS, 2019b).

Ludeman

No recent mineral processing or metallurgical testing has been conducted on material from the Ludeman project area or in-situ; however, Chapter 9.1 describes two successful pilot plant studies that were conducted by previous owners.

Moore Ranch

In 2008, Uranium One contracted with Energy Laboratories of Casper, Wyoming to perform agitation leach tests on cores from the Moore Ranch project area. The tests were performed on samples from two core holes using sodium bicarbonate (2 g/L NaHCO3) as the carbonate complexing agent source and hydrogen peroxide (0.5 g/L H2O2) as the uranium oxidizing agent. The tests were conducted at ambient pressure. Uranium recoveries from the core samples were 82.1% and 87.6%, averaging 84.8% (WWC, 2019a).

Nine Mile

No recent mineral processing or metallurgical testing has been conducted on material from the Nine Mile project area or in-situ; however, Chapter 9.1 describes a successful pilot ISR and leachability study that was conducted by RME and the U.S. Bureau of Mines.

Red Rim	No recent mineral processing or metallurgical testing has been conducted on material from the project area or in-situ.
Reno Creek	The mineral processing and metallurgical testing completed at the Reno Creek project area is described in detail in the Reno Creek TRS, which was current as of December 31, 2021 (WWC, 2022).

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September 2022

10.2	QP Opinion on Data Adequacy

The QP considers the metallurgical and physical test work and results to date to be adequate to support general process design and selection. Pump testing and core analysis demonstrate that the aquifers have sufficient porosity, permeability and transmissivity to support ISR operations, in the project areas where these data have been collected. Equilibrium testing demonstrates that, in general, positive equilibrium exists which indicates that uranium is present where gamma data suggest it is present and at the grade indicated by the probe data. Laboratory leach testing demonstrates that the uranium can be solubilized using a carbonate and oxygen based lixiviant where these data have been collected.

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September 2022

11.0	MINERAL RESOURCE ESTIMATES

11.1	Mineral Resource Assumptions and Parameters Applied to Each Project Area

The following key assumptions were used for resource estimates, unless otherwise noted:

●	Resources are located in permeable and porous sandstones; and

●	Resources are located below the water table.

The primary method for estimating Project mineral resources is the GT contour method. The GT contour method is one of the most widely used and dependable methods to estimate resources in uranium roll-front deposits. The basis of the GT contour method is the GT (grade x mineralized thickness) values, which are determined for each drill hole using radiometric log results and a suitable GT cutoff below which the GT value is considered to be zero. The GT values are then plotted on a drill hole map and GT contours are drawn accordingly using roll-front data derived from cuttings and the nature of the gamma anomalies. The resources are calculated from the area within the GT contour boundaries considering the disequilibrium factor and the ore zone density.

The Delaunay Triangulation Method was used to estimate resources at the Reno Creek project area and is described in detail in the Reno Creek TRS (WWC, 2022). At the Charlie, Nine Mile and Red Rim project areas, inferred mineral resources were estimated by projecting along an identified redox boundary or mineral trend. Mineral resources for a small portion of the Red Rim project area were estimated using a polygonal method, where GT values are applied across a defined localized polygonal area based on the distance to the nearest drill hole.

The resource estimate methods, general parameters and mineralized cutoffs used at the project areas are summarized in Table 11-1.

11.1.1	Reasonable Prospects of Economic Extraction

Based on the depths of mineralization, average grade, thickness and GT, it is the QP’s opinion that the mineral resources of the project areas can be recoverable by ISR methods using a long-term uranium price of $40/lb. The cutoffs were determined separately for each project area with the unique aspects of each project area taken into consideration.

Uranium does not trade on the open market, and many of the private sales contracts are not publicly disclosed. UEC used $40/lb as the forecast uranium price for the Project. This is based on: 1) the long-term contract price at the end of February 2022, which was $43.88/lb from Cameco’s combination of Ux Consulting (UxC) and Trade Tech reports (Cameco, 2022), 2) the spot price at the end of February 2022 ($48.75/lb.), 3) UxC’s price forecast, and 4) UEC’s understanding of market expectations. Table 11-2 contains the UxC uranium price forecast as of Q4 of 2021 (UxC, 2021).

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September 2022

Table 11‑1:	Methods, Parameters and Cutoffs by Project Area

Project Area	Mineral Resource Estimation Method	Disequilibrium Factor	Bulk Density (ft3/ton)	Cutoff Parameters[1]
				Min. Grade (% U3O8)	Min. Thickness (ft)	Min. GT
Allemand-Ross	GT Contour	1.0	16.0	0.02	-	0.25
Barge	GT Contour	1.0	16.0	0.02	-	0.25
Charlie	GT Contour (Indicated) Projected (Inferred)	1.0	16.0	0.02	-	0.20
Christensen Ranch	GT Contour	1.0	17.0	0.04	2	0.25
Clarkson Hill	GT Contour	1.0	16.0	0.02	2	0.20
Irigaray	GT Contour	1.0	17.0	0.04	2	0.25
Jab/West Jab	GT Contour	1.0	16.0	0.02	-	0.25
Ludeman	GT Contour	1.0	17.0	0.02	2	0.25
Moore Ranch	GT Contour	1.0	16.0	0.02	2	0.30
Nine Mile	GT Contour and Projected (Inferred)[2]	1.0	16.0	0.015	-	0.25
Red Rim	GT Contour (Indicated)[3] Polygonal (Indicated)[4] GT Contour (Inferred)[5] Projected (Inferred)[6]	1.0	16.0	-	-	0.25
Reno Creek	Delaunay Triangulation	1.0	17.0	0.01	1	0.20

Notes:

1.	Cutoff parameters are discrete; therefore, the GT cutoff is not necessarily the product of cutoff grade and cutoff thickness.
2.

Mineral resources at Nine Mile that were estimated using a GT contour method were previously classified as indicated but have been reclassified as inferred due to increased risk regarding surface access.

3.	Inferred resources were projected along principal redox fronts with width, thickness and grade projected from the nearest data points.
4.	Where bracketed by drill data.
5.	A small area was calculated based on polygonal methods, where the polygon was limited by the property line or one-half the distance to adjacent holes with low grade mineralization.
6.	Where not bracketed fully by drill data.
7.	Some inferred mineralization was projected to extend along a defined trend.

11-2
September 2022

Table 11-2:	UxC Q4 2021 Uranium Price Forecast ($/lb U3O8)

UxC Market Outlook Q4 2021	2021	2022	2023	2024	2025
UxC Low Price Midpoint	$36.00	$46.37	$48.11	$52.13	$56.47
UxC Mid Price Midpoint	$36.00	$40.02	$41.33	$42.59	$43.02
UxC High Price Midpoint	$36.00	$43.18	$44.14	$46.71	$48.39

In the opinion of the QP, $40/lb is a conservative forecast price for the following reasons:

●	First, at the issuance date, both the long-term price and spot price are greater than $40/lb.

●

Second, new physical uranium investment vehicles were created in 2021 such as the Sprott Physical Uranium Trust (Sprott, 2021) and the physical uranium fund backed by Kazatomprom, the National Bank of Kazakhstan and Genchi Global Ltd. (Yue Li, 2021), which effectively remove uranium supply from the market.

●	Third, the increasing demand for carbon-free energy and global plans to construct new nuclear reactors (Murtaugh and Chia, 2021) will increase demand for uranium.

●

Finally, there has already been a steady increase in the uranium price for the last 3 years, with a sharp rise to greater than $40/lb in the second half of 2021 due in part to increased demand from the Sprott Physical Uranium Trust. Due to recent volatility in the uranium market, the QP believes that a conservative forecast price is justified.

For the above reasons, the $40/lb price is considered reasonable by the QP for use in cutoff determination and to assess reasonable prospects for eventual economic extraction.

11.1.2	Confidence Classification of Mineral Resource Estimates

Measured, indicated and inferred resources at the project areas are classified based on the density of the drill hole data. Higher drill hole densities allow more confidence in the shape and size of the interpreted mineral horizons. The specific criteria for classifying resources as measured, indicated or inferred vary by project area depending on the methodology used. Table 11-3 details the resource classification criteria used in the resource estimates in each of the project areas.

There are numerous reasons that mineralization was interpreted as measured resources within the project areas:

●

First, the drill hole spacing used to classify the measured resource is generally less than or equal to the 100 ft well spacing in a typical production pattern, which enables a detailed wellfield design to be completed.

●

Second, as shown on the geologic cross sections (Figures 6-3a, 6-3b, 6-5a, 6-6a and 6‑8a), the subsurface geology within the project areas is very well characterized with aquifers that correlate, consistent host sandstone intervals and reliable aquitards across the resource areas.

11-3
September 2022

Table 11-3:	Resource Classification Criteria by Project Area

Project Area	Distance Between Drill Hole Locations for Resource Classifications (ft)
	Measured	Indicated	Inferred
Allemand-Ross	0 – 70	70 – 200	200 – 400
Barge	-	50 – 100	-
Charlie	-	Up to 400[1]	N/A2
Christensen Ranch	0 - 100	100 – 300	300 – 500
Clarkson Hill	-	-	50 - 100[3]
Irigaray	0 - 100	100 – 300	300 – 500
Jab/West Jab	50 – 100	50 – 100	-
Ludeman	0 – 70	70 – 200	200 – 400
Moore Ranch	0 – 70	70 – 200	200 – 400
Nine Mile	-	-	50-100
Red Rim	-	N/A4	N/A2
Reno Creek	0 – 50	50 – 250	250 – 500

Notes:

1.	Indicated mineral resources were calculated along redox fronts. The maximum width projected was 50 ft, and the maximum projection along the redox front between drill holes was 200 ft.
2.

Inferred mineral resources were estimated for these areas where the location of the redox front or mineral trend could be reasonably interpreted based on drill data, without using specific drill hole spacing.

3.	Mineralization in drill holes with 50-100 ft spacing was classified as inferred mineral resources due to the lack of recent drilling to verify the pre-2008 drill data.
4.	Indicated mineral resources were calculated along defined trends, where drill data bracketed the mineral trend, without using specific drill hole spacing.

●

Third, mineralization occurs along the redox interface and the oxidized sands have different coloration than the reduced sands. These color variations are visible in drill cuttings and are used to map the redox interface and to guide drilling and wellfield design.

●

Finally, historical production has occurred both commercially and through research and development facilities at the Christensen Ranch, Irigaray, Ludeman and Reno Creek project areas. Similarly, commercial production at the Smith Highland Mine is just south of Allemand-Ross and Barge, and commercial production has been undertaken at the Lost Creek ISR Project, which is also in the Battle Spring Formation just south of the Jab/West Jab project area.

This combination of drill hole spacing, well known subsurface geology, well-understood deposit model, successful production and the variety of data collected lead the QP to conclude that the mineralization in areas with drill hole spacing tabulated above fit the definition for measured resources.

11.2	Site-by-Site Summaries

Cautionary Statement:

This TRS is preliminary in nature and includes mineral resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There is increased risk and uncertainty to commencing and conducting production without established mineral reserves, which may result in economic and technical failure and may adversely impact future profitability.

11-4
September 2022

Mineral resources were estimated separately for each of the project areas. The estimates of measured and indicated mineral resources for the Project are reported in Table 11-4 and estimates of inferred mineral resources are reported in Table 11-5.

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11-5
September 2022

Table 11‑4:	Project Area Measured and Indicated Resources Summary

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Allemand-Ross
Measured	0.25	0.085	246	417,000
Indicated	0.25	0.066	32	42,400
Total Measured and Indicated	0.25	0.083	278	459,400
Barge
Measured	N/A	N/A	0	0
Indicated	0.25	0.051	4,301	4,361,000
Total Measured and Indicated	0.25	0.051	4,301	4,361,000
Charlie
Measured	N/A	N/A	0	0
Indicated	0.2	0.123	1,255	3,100,000
Total Measured and Indicated	0.2	0.123	1,255	3,100,000
Christensen Ranch
Measured	N/A	N/A	0	0
Indicated	0.25	0.073	6,555	9,596,000
Total Measured and Indicated	0.25	0.073	6,555	9,596,000
Clarkson Hill
Measured	N/A	N/A	0	0
Indicated	N/A	N/A	0	0
Total Measured and Indicated	N/A	N/A	0	0
Irigaray
Measured	N/A	N/A	0	0
Indicated	0.25	0.076	3,881	5,899,000
Total Measured and Indicated	0.25	0.076	3,881	5,899,000
Jab/West Jab
Measured	0.25	0.072	1,621	2,335,000
Indicated	0.25	0.077	253	392,000
Total Measured and Indicated	0.25	0.073	1,874	2,727,000
Ludeman
Measured	0.25	0.094	2,674	5,016,900
Indicated	0.25	0.088	2,660	4,696,900
Total Measured and Indicated	0.25	0.091	5,334	9,713,800
Moore Ranch
Measured	0.3	0.06	2,675	3,210,000
Indicated	N/A	N/A	0	0
Total Measured and Indicated	0.3	0.06	2,675	3,210,000

11-6
September 2022

Table 11‑4:	Project Area Measured and Indicated Resources Summary (Continued)

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Nine Mile
Measured	N/A	N/A	0	0
Indicated	N/A	N/A	0	0
Total Measured and Indicated	N/A	N/A	0	0
Red Rim
Measured	N/A	N/A	0	0
Indicated	0.25	0.17	337	1,142,000
Total Measured and Indicated	0.25	0.17	337	1,142,000
Reno Creek
Measured	0.2	0.043	14,990	12,920,000
Indicated	0.2	0.039	16,980	13,070,000
Total Measured and Indicated	0.2	0.041	31,970	25,990,000
Project Totals
Measured			22,206	23,898,900
Indicated			36,254	42,299,300
Total Measured and Indicated			58,460	66,198,200

Notes:

1.	Sum of measured and indicated tons and lbs may not add up to the reported total due to rounding.
2.	Measured and indicated mineral resources as defined in 17 CFR § 229.1300.
3.	Resources are reported as of December 31, 2021.
4.	All reported resources occur below the static water table.
5.	The point of reference for mineral resources is in-situ at the Project.
6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

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11-7
September 2022

Table 11‑5:	Project Area Inferred Resources Summary

Mineral Resource	GT Cutoff	Average Grade % eU3O8	Ore Tons (000s)	eU3O8 (lbs)
Allemand-Ross
Inferred	0.25	0.098	1,275	2,496,000
Barge
Inferred	N/A	N/A	0	0
Charlie
Inferred	0.2	0.12	411	988,000
Christensen Ranch
Inferred	N/A	N/A	0	0
Clarkson Hill
Inferred	0.2	0.058	957	1,113,000
Irigaray
Inferred	0.25	0.068	104	141,000
Jab/West Jab
Inferred	0.25	0.06	1,402	1,677,000
Ludeman
Inferred	0.25	0.073	866	1,258,000
Moore Ranch
Inferred	0.3	0.047	46	43,700
Nine Mile
Inferred	0.25	0.036	3,405	4,308,000
Red Rim
Inferred	0.25	0.163	473	1,539,000
Reno Creek
Inferred	0.2	0.039	1,920	1,490,000
Project Inferred Totals
Inferred			10,859	15,053,700

Notes:

1.	Sum of inferred tons and lbs may not add up to the reported total due to rounding.
2.	Inferred mineral resources as defined in 17 CFR § 229.1300.
3.	Resources are reported as of December 31, 2021.
4.	All reported inferred resources except Jab/West Jab occur below the static water table. The inferred resources at Jab/West Jab occur above the water table and may not be amenable to ISR.
5.	The point of reference for mineral resources is in-situ at the Project.
6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

11-8
September 2022

11.3	Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	Assumptions as to forecasted uranium price;

●	Changes to the assumptions used to generate the GT cutoff;

●	Changes to future commodity demand;

●	Variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques;

●	Density assignments; and

●	Changes to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits and maintain the social license to operate.

Mineral resource estimation is based on data interpretation and uses a limited number of discrete samples to characterize a larger area. These methods have inherent uncertainty and risk. Three elements of risk are identified for the Project.

●

Grade interpretation methods: interpreted to be low to moderate risk. Automated grade estimates depend on many factors, and interpretation methods assume continuity between samples. A risk exists that a grade estimate at any three-dimensional location in a deposit will differ from the actual grade at that location when it is mined;

●

Geological definition: interpreted to be a moderate risk. The geological roll-front interpretation by the UEC geologists was checked using several automated techniques. The host units are relatively flat lying, but there is a possibility of miscorrelation of a horizon when multiple closely spaced intercepts are present. A few uncertain roll-front interpretations were noted. Some of the interpretations were revised, but additional work is needed to ensure a remaining small percentage of interpretations are verified; and

●	Continuity: interpreted to be low risk. The QP reviewed multiple maps, drilling records and prior work at the Project that demonstrate and confirm the continuity of the roll-fronts within the Project.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting indicated mineral resources is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to reasonably assume geological and grade continuity. The measured and indicated mineral resources are estimated with sufficient confidence to allow the application of technical, economic, marketing, legal, environmental, social and government factors to support mine planning and economic evaluation of the economic viability of the Project.

The inferred mineral resources are estimated on the basis of limited geological evidence and sampling; however, the information is sufficient to imply, but not verify, geological grade and continuity. The QP expects that the majority of the inferred mineral resources could be upgraded to indicated mineral resources with additional drilling.

11-9
September 2022

11.4	QP Opinion on the Mineral Resource Estimate

In the opinion of the QP, because the Project contains multiple project areas in different geologic settings and stages of development, it is virtually impossible to fully resolve all issues relating to relevant technical and economic factors likely to influence the prospect of economic extraction. However, the work undertaken on the Project to date, both through historical in-situ and recent laboratory testing, demonstrates that uranium can be extracted using common industry methods and standard leaching technology. Further, through work conducted in support of receiving regulatory authorization, UEC has demonstrated that the host sandstones at several project areas have the hydraulic properties required for in-situ extraction with adequate confinement by overlying and underlying intervals. Finally, the host sandstones of the Wasatch and Fort Union formations have been mined in the PRB since the 1970s using ISR technology, with many million lbs extracted under similar conditions to those of the project areas.

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11-10
September 2022

12.0	MINERAL RESERVE ESTIMATES

This chapter is not relevant to this TRS.

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12-1
September 2022

13.0	MINING METHODS

This chapter is not relevant to this TRS.

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13-1
September 2022

14.0	PROCESSING AND RECOVERY METHODS

This chapter is not relevant to this TRS.

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September 2022

15.0	INFRASTRUCTURE

This chapter is not relevant to this TRS.

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15-1
September 2022

16.0	MARKET STUDIES

This chapter is not relevant to this TRS.

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September 2022

17.0	ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This chapter is not relevant to this TRS.

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17-1
September 2022

18.0	CAPITAL AND OPERATING COSTS

This chapter is not relevant to this TRS.

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18-1
September 2022

19.0	ECONOMIC ANALYSIS

This chapter is not relevant to this TRS.

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September 2022

20.0	ADJACENT PROPERTIES

The Allemand-Ross, Barge, Charlie, Christensen Ranch, Irigaray, Ludeman, Moore Ranch, Nine Mile and Reno Creek project areas are located in the PRB of northeast Wyoming. The projects lie in the center of one of the most prolific uranium producing regions for ISR in Wyoming. The region is home to three producing ISR operations: Cameco’s Smith Ranch/Highland Project; Energy Fuels Inc.’s Nichols Ranch Project; and Strata Energy’s Ross Project.

The Jab/West Jab and Red Rim project areas are located in the GGRB of southwest Wyoming. Two significant uranium projects that are near Jab/West Jab include Ur-Energy Inc.’s Lost Creek Uranium Project and Rio Tinto’s Sweetwater Uranium Mill.

The Clarkson Hill project area is located in the WRB of central Wyoming. The Gas Hills Uranium District is located approximately 40 miles to the west of the Clarkson Hill project area. Although it is not in the WRB, Ur-Energy’s permitted but unconstructed Shirley Basin ISR Project is located 30 miles to the southeast of the Clarkson Hill project area.

Table 20-1 presents the status of significant uranium ISR projects in the PRB and GGRB.

Table 20-1:         Significant Uranium Projects in the Powder River, Wind River and Greater Green River Basins

Company	Project	Basin	Distance to Nearest TRS Project Area (miles)	Status	CPPs	Satellites	Licensed Capacity (mmlbs)
Cameco	Smith Ranch/Highland	Powder River	2.0	Care and Maintenance	1	5	5.5
Energy Fuels	Nichols Ranch	Powder River	3.8	Care and Maintenance	1	2	2
Strata	Ross Project	Powder River	66.2	Operating	0	1	3
Ur-Energy	Lost Creek	Great Divide	7.4	Operating	1	0	2.2
Rio Tinto	Sweetwater	Great Divide	11.4	Care and Maintenance	1	0	4.1

The QP has not verified the information from the adjacent properties. In addition, this information is not necessarily indicative of the mineral resources for the project areas. The data presented above has been sourced from public information obtained from company, state and federal websites.

20-1
September 2022

21.0	OTHER RELEVANT DATA AND INFORMATION

To the QP’s knowledge, there is no additional information or explanation necessary to make this TRS understandable and not misleading.

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21-1
September 2022

22.0	INTERPRETATION AND CONCLUSIONS

This independent TRS for the Project has been prepared in accordance with the guidelines set forth in S-K 1300. The objective of this IA is to disclose the mineral resources at the Project.

22.1	Conclusions

Based on the density of drilling, continuity of geology and mineralization, testing and data verification, the mineral resource estimates meet the criteria for measured, indicated and inferred mineral resources as shown in Tables 11-4 and 11-5.

Assumptions regarding uranium prices, mining costs and metallurgical recoveries are forward-looking, and the actual prices, costs and performance results may be significantly different. The QP is not aware of any relevant factors which would materially affect the mineral resource estimates. Additionally, the QP is not aware of any environmental, regulatory, land tenure or political factors that will materially affect the Project as a whole from moving forward to mineral resource recovery operations.

The QP has weighed the potential benefits and risks presented in this TRS and has found the Project to be potentially viable and meriting further evaluation and development.

22.2	Risks and Opportunities

This TRS is based on the assumptions and information presented herein. The QP can provide no assurance that recovery of the resources presented herein will be achieved. Bench-scale tests have been performed on various core samples from the Project. The most significant potential risks to recovering the resources presented in this TRS will be associated with the success of the wellfield operation and recovery of uranium from the targeted host sands. The amount of uranium ultimately recovered from the Project is subject to in-situ wellfield recovery processes that can be impacted by variable geochemical and hydrogeological conditions.

UEC has not completed a Pre-feasibility nor a Feasibility study to apply detailed capital and operational expenditures to the Project. Since these studies have not been completed for the Project, there has not been a formal demonstration of economic and technical capability. Therefore, since mineral resources are not mineral reserves and do not have demonstrated economic value, there is uncertainty in the Project achieving acceptable levels of mineral resource production with a positive economic outcome. Nevertheless, it is the QP’s opinion that the Project risks are low since UEC has permitted the Project to the point at which construction and operations can commence within specific project areas.

In addition, the Project is located in a state where ISR projects have been and are operated successfully. The ISR mining method has been proven effective at the Christensen Ranch and Irigaray project areas and has been tested to various degrees with leachability or pilot studies at seven other project areas.

The Project is located in sparsely populated areas, with the exception of the Nine Mile project area. The basic infrastructure necessary to support an ISR mining operation — power, water and transportation — are located within reasonable proximity of the project areas.

22-1
September 2022

There are some inherent risks to the Project similar in nature to mining projects in general and more specifically to uranium mining projects:

●

Market and Contracts – Unlike other commodities, most uranium does not trade on an open market. Contracts are negotiated privately by buyers and sellers. Changes in the price of uranium can have a significant impact on the outcome of the Project.

●

Uranium Recovery and Processing – This TRS is based on the assumptions and information presented herein. The QP can provide no assurance that recovery of the resources presented herein will be achieved. Bench-scale tests have been performed on various core samples from the Project. The most significant potential risks to meeting the production results presented in this TRS will be associated with the success of the wellfield operation and recovery of uranium from the targeted host sands.

●

Wellfield Operations – Reduced hydraulic conductivity in the formation due to chemical precipitation during production, lower natural hydraulic conductivities than estimated, high flare and/or recovery of significant amounts of groundwater, the need for additional injection wells to increase uranium recovery rates, variability in the uranium concentration in the host sands and discontinuity of the mineralized zone confining layers are all potential issues that could occur. These conditions could limit recovery of the mineral resources delineated across the Project. The risks associated with these potential issues have been minimized to the greatest extent possible by delineation and hydraulic studies of the sites.

●

Permitting - All or portions of five project areas are permitted, but the remaining seven project areas need to be permitted. Specific risks associated with permitting vary by project area, as discussed in Chapters 3.2 and 3.3.

●

Social and Political - As with any uranium project in the USA, there will undoubtedly be some social/political/environmental opposition to development of the Project. The Project sites are relatively remote. As such, there are very few people that could be directly impacted by the Project. Wyoming is known to be friendly to mining and has a well-established, robust regulatory framework. The Project has strong local support, including from nearby agriculture operations. While ever present with permitting projects, social, political or environmental opposition to the Project is not likely to be a major risk.

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22-2
September 2022

23.0	RECOMMENDATIONS

The QP considers the scale and quality of the mineral resources determined by this TRS to indicate favorable conditions for future extraction from the Project.

The QP recommends that the mineral resources in this TRS be used for development of a Preliminary Feasibility Study. Estimated cost based on UEC hiring a third-party engineering firm is $120,000. Additionally, UEC should advance the baseline studies necessary to effectuate regulatory authorizations required to mine at the unpermitted project areas as the resources from these project areas become necessary to provide material to the Irigaray CPP. Estimated costs based on UEC hiring a third-party engineering firm is $400,000 per property. Finally, the QP recommends continuing to maintain federal lode claims, state and private mineral leases along with surface use agreements to accommodate future oil and gas drilling and Project development.

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23-1
September 2022

24.0	REFERENCES

Atherley, B., C. Heidenreich, and J. Moran, 1981, Nine Mile Lake Geological Evaluation, Unpublished report, Rocky Mountain Energy, April 22, 1981.

BRS, Inc., 2017a, Red Rim Uranium Project Mineral Resource NI 43-101 Technical Report, Carbon County, Wyoming, USA, prepared for Anfield Resource, Inc., March 31, 2017.

BRS, Inc., 2017b, Clarkson Hill Uranium Project Mineral Resource NI 43-101 Technical Report, Natrona County, Wyoming, USA, prepared for Anfield Resources, Inc., July 27, 2017.

BRS, Inc., 2018, Nine Mile Lake Uranium Project Mineral Resource NI 43-101 Technical Report, Natrona County, Wyoming, USA, prepared for Anfield Resources, Inc., March 29, 2018.

BRS, Inc., 2019a, Barge Uranium Project Mineral Resource NI 43-101 Technical Report, Amended and Restated, Converse County, Wyoming, USA, prepared for Uranium One Americas, Inc., April 16, 2019.

BRS, Inc., 2019b, Jab Uranium Project Mineral Resource NI 43-101 Technical Report, Amended and Restated, Sweetwater County, Wyoming, USA, prepared for Uranium One Americas, Inc., April 16, 2019.

BRS, Inc., 2019c, Charlie Uranium Project Mineral Resource NI 43-101 Technical Report, Johnson County, Wyoming, USA, prepared for Anfield Energy, Inc., February 7, 2019.

BRS, Inc., 2019d, Charlie Uranium Project Preliminary Economic Assessment NI 43-101 Technical Report, Johnson County, Wyoming, USA, prepared for Anfield Energy, Inc., September 23, 2019.

Cameco, 2022, Uranium Price, 28 Feb 2022. Available on the internet as of March 2022: https://www.cameco.com/invest/markets/uranium-price.

Conoco, Inc., 1980, Environmental Report for the Sand Rock Mill Project, Campbell County, Wyoming, U.S. Nuclear Regulatory Commission, Docket No. 40-8743, July 1980.

Conoco, Inc., 1981, Progress Report for Project Phase II – 1980-81 Exploration Drilling and Progress Program Project Phase III – 1981-82. Internal Joint Venture Report, March 12, 1981.

Curtis, Jan and Kate Grimes, 2004, Wyoming Climate Atlas, published by the University of Wyoming, March 2004.

Davis, J.F., 1969, Uranium Deposits of the Powder River Basin, Contributions to Geology, Wyoming Uranium Issue, University of Wyoming, Laramie, Wyoming, Vol. 8, No. 2, pp. 131–142.

Denson, N.M., J.H. Dover, and L.M. Osmonson, 1978, Lower Tertiary Coal Bed Distribution and Coal Resources of the Reno Junction-Antelope Creek Area, Campbell, Converse, Niobrara, and Weston Counties, Wyoming, U.S. Geological Survey Miscellaneous Field Studies Map 960.

Dribus, J.R. and R.F. Nanna, 1982, National Uranium Resource Evaluation, Rawlins Quadrangle, Wyoming and Colorado, U.S. Department of Energy, National Uranium Resource Evaluation.

24-1
September 2022

Flores, R.M., 2004, Coalbed Methane in the Powder River Basin, Wyoming and Montana: An Assessment of the Tertiary-Upper Cretaceous Coalbed Methane Total Petroleum System, U.S. Geological Survey Digital Data Series DDS-69-C, Chapter 2.

Flores, R. M. and L.R. Bader, 1999, Fort Union Coal in the Powder River Basin, Wyoming and Montana: A Synthesis, U.S. Geological Survey Professional Paper 1625.

Flores, R.M., B.D. Spear, S.A. Kinney, P.A. Purchase, and C.M. Gallagher, 2010, After a Century—Revised Paleogene Coal Stratigraphy, Correlation, and Deposition, Powder River Basin, Wyoming and Montana, U.S. Geological Survey Professional Paper 1777.

Gregory, R.W., 2019, Uranium Geology and Resources of the Gas Hills District, Wind River Basin, Central Wyoming, Wyoming State Geological Survey Public Information Circular 47.

Gregory, R.W., R.W. Jones, and K.D. Cottingham, 2010, Uranium Map of Wyoming: Wyoming State Geological Survey Map Series 94, scale 1:500,000.

Hazen (Hazen Research, Inc.), 1984, In-Situ Leach Simulations on Uranium Ores, Peterson Project, Converse County, Wyoming.

Hinaman, Kurt, 2005, Hydrogeologic Framework and Estimates of Ground-water Volumes in Tertiary and Upper Cretaceous Hydrogeologic Units in the Powder River Basin, Wyoming, U.S. Geological Survey Scientific Investigations Report 2005-5008.

Lemmers, J. and D. Smith, 1981, Idaho Claims Geologic Evaluation, Converse County, Wyoming, internal report for UNC Teton Exploration.

Love, J.D. and A.C. Christiansen, 1985, Geologic Map of Wyoming, 3 sheets, scale 1:500,000, U.S. Geological Survey, re-released 2014, Wyoming State Geological Survey.

Lynds, R.M. and C.J. Carroll, 2015, Stratigraphic Cross Sections and Subsurface Model of the Lance and Fort Union Formations, Great Divide Basin, Wyoming, Wyoming State Geological Survey Open File Report 15-3.

McKeel, B.K., J.D. Love, and M.E. Crew, 1973, Electric Log Cross Sections Showing Lithology of the Wasatch and Fort Union Formations, Sheridan to Wyodak, Powder River Basin, Wyoming, U.S. Energy Research and Development Administration.

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Nigbor, M.T., W.H. Englemann, and D.R. Tweeton, 1982. Case History of a Pilot-Scale Acidic In Situ Uranium Leaching Experiment. U.S. Department of the Interior, Bureau of Mines, Report of Investigations 8652.

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Pippiringos, George N. and Norman M. Denson, 1970, The Battle Spring Formation in South-Central Wyoming, pages 161-168 of the Symposium on Wyoming Sandstones: Their Economic Importance — Past, Present, & Future, 22nd Annual Field Conference Guidebook.

PRI (Power Resources, Inc.), 1995, Charlie Uranium ISL Project Feasibility Study, unpublished report, January 1995.

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Rackley, R.I., 1972, Environment of Wyoming Tertiary Uranium Deposits, AAPG Bulletin Vol. 56, No. 4.

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25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

For this TRS, the QP has relied on information provided by UEC regarding property ownership, title and mineral rights in light of reviews by mineral title specialists retained by UEC; regulatory status and environmental information, including liabilities on the Project; and estimated commodity sales prices. Additionally, this TRS was prepared by the QP with reliance on reports and information from others as cited throughout this TRS and as referenced in Chapters 11 and 24.

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26.0	DATE AND SIGNATURE PAGE

CERTIFICATE OF AUTHOR

Western Water Consultants, Inc., d/b/a WWC Engineering (WWC), of 1849 Terra Avenue, Sheridan, Wyoming, USA does hereby certify that:

●	WWC is an independent, third-party engineering firm comprised of mining experts, such as professional geologists, professional engineers and certified environmental scientists.

●

WWC has read the definition of “qualified person” set out in S-K 1300 and certifies that by reason of education, professional registration and relevant work experience, WWC professionals fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Western Water Consultants, Inc., d/b/a WWC Engineering

(“Signed and Sealed”) Western Water Consultants, Inc.

September 13, 2022

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